CIT GROUP INC.
11 West 42nd Street
New York, NY 10036

April 3, 2014

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 13, 2014, at 11:00 a.m., Eastern Daylight Saving Time, at our corporate offices at One CIT Drive, Livingston, New Jersey 07039. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day prior to the meeting.

In connection with our Annual Meeting, we have provided our stockholders with our Notice of Annual Meeting, Proxy Statement, proxy card and 2013 Annual Report, which documents provide detailed information related to the matters to be addressed during the Annual Meeting, as well as our business activities and operating performance. On April 3, 2014, we mailed to our stockholders a notice of the Internet availability of proxy materials (“Access Notice”) containing instructions on how to access these materials online. Electronic delivery expedites your receipt of proxy materials, while lowering expenses and reducing the environmental impact of our Annual Meeting. If you received an Access Notice by mail, you will not receive printed copies of the materials unless you request them by following the instructions in the Access Notice.

In addition to the formal items of business to be brought before the Annual Meeting, I will respond to stockholder questions. Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible, or follow the instructions to vote online or by telephone. Your vote is very important. Submitting your vote by proxy will not limit your right to attend the Annual Meeting.

On behalf of the entire Board of Directors, I thank you for your support of CIT and hope to see you at our Annual Meeting.

Sincerely,

John A. Thain Chairman and Chief Executive Officer

CIT GROUP INC.
One CIT Drive
Livingston, NJ 07039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2014

TO THE STOCKHOLDERS OF CIT GROUP INC.:

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of CIT Group Inc., a Delaware corporation (“CIT”), will be held at CIT’s offices at One CIT Drive, Livingston, New Jersey 07039, on Tuesday, May 13, 2014 at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	to elect CIT’s Board of Directors to serve until the next annual meeting of stockholders — the Board has nominated for election the following thirteen nominees: John A. Thain, Ellen R. Alemany, Michael J. Embler, William M. Freeman, David M. Moffett, R. Brad Oates, Marianne Miller Parrs, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Seymour Sternberg, Peter J. Tobin and Laura S. Unger;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2014;

3.	to hold a non-binding advisory vote on executive compensation; and

4.	to transact such other business as may properly come before the Annual Meeting.

Only stockholders of record as of the close of business on March 17, 2014, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Internet and telephone voting are available until 11:59 p.m., Eastern Daylight Saving Time, the day immediately prior to the Annual Meeting. To ensure that your vote is counted at the Annual Meeting, please vote your proxy as soon as possible.

Instructions to vote online, by telephone or by mail are in the Question and Answer section of the Proxy Statement included with this notice of Annual Meeting (“Notice of Annual Meeting”) and can also be found in the notice of the Internet availability of proxy materials mailed to you on April 3, 2014 (“Access Notice”). To vote online, by telephone or by mail, you need your personal Control Number, which is included in the Access Notice. There is no charge for requesting printed proxy materials. Stockholders who request printed proxy materials for 2014 will continue to receive printed proxy materials in future years until such time as they may opt-out of paper delivery. To facilitate timely delivery of the proxy materials for the Annual Meeting, please make your request on or before April 29, 2014.

Go to www.cit.com to be connected to CIT’s website.

By Order of the Board of Directors,

Robert J. Ingato Executive Vice President, General Counsel and Secretary

Livingston, New Jersey
April 3, 2014

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY.

CIT GROUP INC.

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our annual meeting of stockholders (“Annual Meeting”) to be held on May 13, 2014 and any adjournment of such meeting. No business can be conducted at the Annual Meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the Annual Meeting. The only matters to be brought before the Annual Meeting are those referred to in this proxy statement (“Proxy Statement”). If any additional matters are properly presented at the Annual Meeting, the persons named as proxies may vote your shares in their discretion.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to this Proxy Statement, proxy card and our 2013 Annual Report (“Annual Report”) to you electronically via the Internet at www.proxyvote.com, beginning on April 3, 2014. We believe that these rules allow CIT Group Inc. (“CIT” or the “Company”) to provide you with the information you need while reducing the environmental impact of the Annual Meeting and reducing expenses. If you are a holder of record, you will also receive this Proxy Statement, proxy card and our Annual Report by mail.

If you received a notice of the Internet availability of proxy materials (“Access Notice”) by mail, you will not receive a printed copy of the proxy materials in the mail. The Access Notice instructs you how to access and review all of the important information contained in the Proxy Statement, proxy card and Annual Report. The Access Notice also instructs you how to submit your vote over the Internet, by telephone or by mail. If you received an Access Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Access Notice or as set forth below under “How do I vote? — Vote by Mail”.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

When: Tuesday, May 13, 2014, at 11:00 a.m., Eastern Daylight Saving Time.

Where: One CIT Drive, Livingston, New Jersey 07039.

Who is soliciting my vote?

CIT’s Board of Directors (the “Board”) is soliciting your vote for our Annual Meeting.

What will I vote on?

You are being asked to vote:

•	to elect the directors to serve on CIT’s Board until the next annual meeting of stockholders — the Board has nominated for election the following thirteen nominees: John A. Thain, Ellen R. Alemany, Michael J. Embler, William M. Freeman, David M. Moffett, R. Brad Oates, Marianne Miller Parrs, Gerald Rosenfeld, Vice Admiral John R. Ryan, USN (Ret.), Sheila A. Stamps, Seymour Sternberg, Peter J. Tobin and Laura S. Unger (Proposal 1);

•	to ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2014 (Proposal 2); and

•	to approve executive compensation, on an advisory basis (Proposal 3).

You may also vote on any other business that properly comes before the Annual Meeting.

What is the record date for the Annual Meeting?

The record date for the Annual Meeting is the close of business on March 17, 2014 (“Record Date”). The Record Date is used to determine those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof.

How many votes can be cast by all stockholders?

A total of 195,044,620 votes may be cast on each matter presented, consisting of one vote for each share of CIT common stock, par value $0.01 per share, which was outstanding on the Record Date. CIT’s common stock is listed on the New York Stock Exchange (“NYSE”), and CIT is subject to the NYSE’s rules and regulations. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes entitled to be cast, or 97,522,311 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting. This will help us know as soon as possible that enough votes will be present to hold the Annual Meeting. In determining whether a quorum exists, we will include in the count shares represented by proxies that reflect abstentions and “broker non-votes” (as further described in this Proxy Statement under the heading “Questions and Answers About the Annual Meeting and Voting — What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

How do I vote?

You may vote by proxy or in person at the Annual Meeting.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), we have furnished you with the proxy materials, including a proxy card. You may vote by mail, by telephone, on the Internet, or by attending the Annual Meeting and voting in person, as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to determine which voting options are available to you.

Vote by Mail

To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. If you received an Access Notice, you can vote by mail by requesting paper copies of the Proxy Statement, proxy card and other materials by calling 1-800-579-1639, or going to www.proxyvote.com or by sending an email to sendmaterial@proxyvote.com and requesting a proxy card.

If you request a proxy card by e-mail, please send a blank e-mail to sendmaterial@proxyvote.com with your 12-digit Control Number in the subject line. Your Control Number can be found in the Access Notice mailed to you on April 3, 2014. Upon receipt of your request, the proxy card and printed copies of the Annual Report and other proxy materials will be mailed to you. Upon receipt, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

If you request printed copies, in future years, you will continue to receive printed copies of the proxy card and other proxy materials automatically until such time as you may opt-out of receiving printed copies.

If you wish to vote by mail, please make your request for paper copies of the proxy card and other proxy materials on or before April 29, 2014. Votes by mailed proxy card must be received at CIT Group Inc., c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m. Eastern Daylight Saving Time on May 13, 2014, the day of the Annual Meeting.

Vote by Telephone

You can vote by calling 1-800-690-6903. You will need your 12-digit Control Number, which can be found in the Access Notice mailed to you on April 3, 2014. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2014.

Vote on the Internet

You can also choose to vote on the Internet by going to www.proxyvote.com. You will need your 12-digit Control Number, which can be found in the Access Notice mailed to you on April 3, 2014. Use the Internet to transmit your vote up until 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2014.

Vote at the Annual Meeting

If you want to vote in person at the Annual Meeting and you are a holder of record, you must register with the Inspector of Election at the Annual Meeting (“Inspector of Election”) and produce valid photo identification. If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring such proxy to the Annual Meeting, present it to the Inspector of Election, and produce valid photo identification.

What does it mean to give a proxy?

Your properly completed proxy card will appoint Robert J. Ingato, Christopher H. Paul and James P. Shanahan, each of whom is an officer of CIT, as proxy holders or your representatives to vote your shares in the manner directed by you. Your proxy card permits you to direct the proxy holders to vote “for” or “against,” or “abstain” from voting, regarding each of the nominees for director and each of Proposals 2 and 3. All of your shares entitled to vote and represented by a properly completed proxy card received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions.

How many votes will be required to elect directors or to adopt the other proposals?

Because this election is not a contested election, to elect directors to the Board, a majority of the votes cast “for” each nominee for director at the Annual Meeting is required. A nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. “Votes cast” exclude abstentions and “broker non-votes” (as further described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote is required to: (a) ratify the appointment of CIT’s independent registered public accounting firm (Proposal 2); and (b) approve the non-binding advisory vote on executive compensation (Proposal 3). Abstentions will not be included in the affirmative vote and thus will have the same effect as a vote “against” each of Proposals 2 and 3. Although the advisory vote on Proposal 3 is non-binding, as provided by law, the Board will review the result of the vote and may take it into account in considering executive compensation going forward.

Can a director be elected without receiving votes from a majority of the shares outstanding?

No stockholder has nominated any candidates for our Board for inclusion on the agenda for the Annual Meeting, and therefore, the election is uncontested.

If a stockholder has provided notice of an intention to nominate one or more candidates to compete with the Board’s nominees, in accordance with the requirements of the By-Laws of CIT (“By-Laws”), and such stockholder has not withdrawn such nomination by the tenth day before we mail our Notice of Annual Meeting, then a director may be elected by a plurality of the votes cast. This means that the thirteen nominees who receive the most votes “for” would be elected, even if it is less than a majority of the total shares outstanding, and stockholders would not be permitted to vote “against” a nominee. However, under our By-Laws and corporate governance guidelines (“Corporate Governance Guidelines”), because the election of directors is uncontested, meaning that the only nominees are those recommended by the Board (as is the case for this Annual Meeting), each nominee for director must receive more votes “for” than “against” his or her election or re-election. Any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Nominating & Governance Committee of the Board (the “Governance Committee”) will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept such resignation. The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the Annual Meeting. See “Corporate Governance — Majority Voting for Directors” in this Proxy Statement.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;

•	send a written revocation to the Corporate Secretary;

•	cast a new vote by telephone or Internet; or

•	attend the Annual Meeting and vote in person.

Written revocations of a prior vote must be sent by mail to CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, or by delivering a duly executed proxy bearing a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not return a signed proxy card?

If you are a holder of record and you do not return a signed proxy card to vote shares held in your name, those shares will not be voted.

What if I return a signed proxy card but do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “for” each of the thirteen nominees named in “Proposal 1 — Election of Directors”, and “for” Proposals 2 and 3 (except in the case of a “broker non-vote” as described below under “What happens if I hold my shares through a broker but do not give my broker specific voting instructions?”).

What happens if I hold my shares through a broker but do not give my broker specific voting instructions?

If you hold your shares in street name with a broker who is a member of the NYSE and do not instruct your broker as to how to vote your shares, your broker can vote your shares on the ratification of the selection of our independent registered public accounting firm (Proposal 2), in your broker’s discretion; however, absent such specific voting instruction, your broker cannot vote on the election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 3), and your proxy would represent shares reflecting a “broker non-vote” with respect to Proposals 1 and 3.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner, or person entitled to vote, and does not have discretionary authority to vote the shares. This could occur on Proposals 1 and 3, but not on Proposal 2.

Shares represented by proxies that reflect a broker non-vote will, like abstentions, be counted for purposes of determining whether a quorum exists. However, with respect to Proposal 1, abstentions and broker non-votes will not be considered votes cast, and therefore will have no effect on whether a director is elected. With respect to Proposal 3, while abstentions will have the same effect as votes cast “against” such Proposal, broker non-votes will not be counted as entitled to vote on Proposal 3 and thus will have no effect on the outcome of such vote.

Brokers who are members of the Financial Industry Regulatory Authority may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. A member broker of the NYSE is prohibited, under NYSE rules, from voting on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

Why haven’t I received a printed copy of the Proxy Statement, proxy card or Annual Report?

We have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite your receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of proxy materials. On April 3, 2014, we mailed to our stockholders an Access Notice containing instructions on how to access our Proxy Statement, proxy card and Annual Report online. If you received such Access Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one no later than the date specified in this Proxy Statement; however, the Access Notice contains instructions on how to receive a paper copy of the Annual Report, proxy card and other proxy materials.

What if multiple stockholders share the same address?

SEC rules permit CIT to deliver a single Access Notice or, if a stockholder does not participate in electronic delivery of proxy materials, a single printed copy of the proxy materials, to stockholders who share the same address unless CIT has received contrary instructions from any stockholder at that address. This procedure, known as “householding,” is designed to reduce CIT’s printing costs and postage fees. Each stockholder who participates in householding retains a separate right to vote on all matters presented at the Annual Meeting. If you participate in householding and wish to receive a separate copy of the Access Notice or proxy materials, please call 1-800-579-1639 or mail your request to: CIT Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A separate copy of the Access Notice or proxy materials, as applicable, will be delivered promptly upon request. Any such stockholder may also opt out of householding and continue to receive separate copies of the Access Notice or proxy materials in the future by notifying CIT at the above-referenced address or telephone number. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can request householding by notifying CIT at the above-referenced address or telephone number.

Is this Proxy Statement available on the Internet?

Yes. You can also view this Proxy Statement on the Internet by going to CIT’s website at www.CIT.com/2014proxy. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions set forth in the Access Notice or as set forth above under “Questions and Answers About the Annual Meeting and Voting — How do I vote?”.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shares. Individual stockholder votes are kept confidential, unless disclosure is: (i) necessary to meet legal requirements or to assert or defend claims for or against CIT, or (ii) made during a contested proxy solicitation, tender offer, or other change of control situations.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board or (c) proposed by any CIT stockholder who is entitled to vote at the Annual Meeting and who has complied with the notice procedures in our By-Laws. We did not receive notice of any stockholder proposals for the Annual Meeting.

What was the deadline for stockholders to notify us of proposals for the Annual Meeting?

The deadline for submitting stockholder proposals for the Annual Meeting for inclusion in the Proxy Statement was December 5, 2013. The deadline for submitting stockholder proposals for the Annual Meeting for inclusion on the agenda was February 13, 2014.

What is the deadline for stockholders to notify us of proposals for the 2015 Annual Meeting of Stockholders?

The deadline for submitting stockholder proposals for the 2015 annual meeting of stockholders (“2015 Annual Meeting”) for inclusion in the 2015 proxy statement is December 4, 2014. The deadline for submitting stockholder proposals for the 2014 Annual Meeting for inclusion on the agenda is February 12, 2015.

Will a representative of CIT’s independent registered public accounting firm be present at the Annual Meeting?

Yes, a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and can answer questions that you may have. The representative will also have the opportunity to make a statement if PricewaterhouseCoopers LLP desires to do so. The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm and auditors for 2014.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date (or their proxy holders) may attend the Annual Meeting. If you plan to attend the Annual Meeting or appoint someone to attend as your proxy, please check the appropriate box on your proxy card. If you are voting by telephone or Internet, follow the instructions provided to indicate that you or your proxy holder plan to attend. You or your proxy holder will need to show (a) photo identification, and (b) if you hold your shares in street name, proof of ownership as of the Record Date, such as a letter or account statement from your broker or bank, at the reception desk to gain admittance to the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy remains valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any stockholders beneficially own more than 5% of our common stock?

According to public filings made on or before February 14, 2014, there was one stockholder that beneficially owned more than 5% of our common stock as of December 31, 2013: The Vanguard Group. See “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

How can I review the list of stockholders eligible to vote?

A list of stockholders as of the Record Date will be available at our offices at both 11 West 42nd Street, New York, New York 10036 and One CIT Drive, Livingston, NJ 07039 from May 3, 2014 to the date of the Annual Meeting for inspection and review by any stockholder during regular business hours. We will also make the list available at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in CIT’s Current Report on Form 8-K, which CIT is required to file with the SEC within four business days after the date of the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

CIT pays the cost of preparing proxy materials and of soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person.

We have retained D.F. King & Co., Inc. to assist us in this proxy solicitation, and we anticipate that their fees will be approximately $15,000. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

DIRECTORS

General Information

During 2013, our Board met ten times. The number of 2013 meetings for each committee of the Board (each, a “Board Committee”) is disclosed in “Corporate Governance — Board Committees” in this Proxy Statement. All of the nominees listed below who were Board members during all of 2013 attended at least 75% of the aggregate of the meetings of the Board and of any Board Committees on which he or she served. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. At our 2013 annual meeting of stockholders (“2013 Annual Meeting”), each of the nominees listed below are standing for re-election attended the 2013 Annual Meeting, other than Ms. Alemany and Ms. Stamps since they did not serve as directors of CIT at the time.

The Board consists of a diverse group of professionals in their respective fields. Many of the current directors have senior leadership experience at banks, financial institutions and other business, academic and governmental organizations. In these positions, they have gained expertise in strategic and financial planning, regulatory and banking matters, financial reporting, corporate governance, risk management and leadership development. Many of the current directors also have a longstanding knowledge and in-depth understanding of our businesses, products, and services. The biographies below describe the skills, qualifications, attributes and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Governance Committee and the Board believe the skills, qualities, and experience of our directors provide CIT with a diverse range of perspectives to engage each other and management to effectively address CIT’s needs and represent the best interests of CIT’s stockholders.

Nominees

The information below includes each nominee’s age as of February 15, 2014 and business experience during at least the past five years. CIT knows of no family relationships among the nominees. Certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that may not be referred to below. With the exception of Mr. Thain, all of the nominees are independent of management.

Name	Age	Principal Occupation

John A. Thain	58	Chairman of the Board and Chief Executive Officer
Ellen R. Alemany	58	Retired Chairman and Chief Executive Officer of Citizens Financial Group, Inc. and Head of RBS Americas
Michael J. Embler	49	Former Chief Investment Officer of Franklin Mutual Advisors LLC
William M. Freeman	61	Executive Chairman of General Waters Inc.
David M. Moffett	61	Consultant to Bridgewater Associates, LP and Former Chief Executive Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac)
R. Brad Oates	60	Chairman and Managing Partner of Stone Advisors, LP
Marianne Miller Parrs	69	Retired Executive Vice President and Chief Financial Officer of International Paper Company
Gerald Rosenfeld	67	Vice Chairman of Lazard Ltd.
Vice Admiral John R. Ryan, USN (Ret.)	68	President and Chief Executive Officer of the Center for Creative Leadership and Retired Vice Admiral of the U.S. Navy
Sheila A. Stamps	56	Retired Executive Vice President of Corporate Strategy and Investor Relations at Dreambuilder Investments, LLC.
Seymour Sternberg	70	Retired Chairman of the Board and Chief Executive Officer of New York Life Insurance Company
Peter J. Tobin	69	Retired Special Assistant to the President of St. John’s University and Retired Chief Financial Officer of The Chase Manhattan Corporation
Laura S. Unger	53	Independent Consultant, Former Commissioner of the U.S. Securities and Exchange Commission

John A. Thain	Board Committees:		Other Public Directorships:
Age: 58	•	None	•	None

Director Since: February	Prior Senior Leadership Positions:
2010	•	President of Global Banking, Securities and Wealth Management for Bank of America	•	Chief Executive Officer and Director of NYSE Euronext, Inc.
	•	Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc.	•	Chief Executive Officer and Director of the New York Stock Exchange
			•	President and Chief Operating Officer of The Goldman Sachs Group, Inc.

Mr. Thain has served as Chairman and Chief Executive Officer of CIT since February 2010. In January 2009, prior to joining CIT, Mr. Thain was President of Global Banking, Securities and Wealth Management for Bank of America. From December 2007 to January 1, 2009, prior to its merger with Bank of America, Mr. Thain was Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. From June 2006 to December 2007, Mr. Thain served as Chief Executive Officer and a director of NYSE Euronext, Inc. following the NYSE Group and Euronext N.V. merger. Mr. Thain joined the New York Stock Exchange in January 2004, serving as Chief Executive Officer and a director. From June 2003 through December 2003, Mr. Thain was the President and Chief Operating Officer of The Goldman Sachs Group Inc., and from May 1999 through June 2003 he was President and Co-Chief Operating Officer of The Goldman Sachs Group, L.P. From 1994 to 1999, Mr. Thain served as Chief Financial Officer and Head of Operations, Technology and Finance, and from 1995 to 1997 he was also Co-Chief Executive Officer for European operations for The Goldman Sachs Group, L.P. Mr. Thain currently serves as a member of the MIT Corporation Board, the Dean’s Advisory Council of MIT/Sloan School of Management, the U.S. National Advisory Board of INSEAD, the Board of Managers of the New York Botanical Garden and the Board of Directors of the French-American Foundation. Mr. Thain is a trustee of New York-Presbyterian Hospital, a General Trustee of Howard University, and a Trustee and Corporate Officer of The Antz Foundation, a private foundation.

Qualifications: Mr. Thain provides the Board with extensive experience as a senior leader of large and diverse financial institutions, including experience in risk management, finance, information technology, and operations and, as Chief Executive Officer, he provides in-depth knowledge of CIT’s business and affairs, management’s perspective on those matters, and a transparent avenue of communication between the Board and management.

Ellen R. Alemany	Board Committees:		Other Public Directorships:
Age: 58	•	Audit	•	Automatic Data Processing, Inc.

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2014	•	Chairman and Chief Executive Officer of Citizens Financial Group, Inc.	•	Director, The Center for Discovery
	•	Head of Americas at The Royal Bank of Scotland Group plc
	•	Chief Executive Officer for Global Transaction Services at Citigroup

Ms. Alemany has served as a director of CIT since January 2014 and is the retired Head of RBS Americas, the management structure that oversees The Royal Bank of Scotland’s businesses in the Americas, and Chief Executive Officer of RBS Citizens Financial Group, Inc., an RBS subsidiary. Ms. Alemany retired from RBS in September 2013. She joined RBS as the Head of RBS Americas in June 2007, and was named to the additional role of Chief Executive Officer of RBS Citizens Financial Group, Inc., a bank holding company, in March 2008. She was also appointed the Chairman of RBS Citizens Financial Group, Inc. in March 2009. Ms. Alemany joined RBS from Citigroup, where she served as the Chief Executive Officer for Global Transaction Services from February 2006 until April 2007. Ms. Alemany joined Citigroup in 1987, and held a number of senior positions during her tenure, including Executive Vice President for the Commercial Business Group from March 2003 until January 2006, and also CitiCapital, where she served as President and Chief Executive Officer from September 2001 until January 2006. Prior to being appointed Executive Vice President for the Commercial Business Group in 2003, Ms. Alemany also held a number of executive positions in Citigroup’s Global Corporate Bank. Ms. Alemany has also served on the Board of Directors of Automatic Data Processing, Inc. since 2011 and also currently serves as a director of The Center for Discovery.

Qualifications: Ms. Alemany brings a wealth of managerial and operational expertise to our Board with over 30 years of management experience in banking and financial services, including chief executive experience with a large, multi-national commercial bank, as well as global financial management and regulatory experience and a proven track record of achievement and leadership.

Michael J. Embler	Board Committees:		Other Public Directorships:
Age: 49	• •	Audit Nominating & Governance	• •	American Airlines Group, Inc. NMI Holdings, Inc.
Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2009	•	Director of Abovenet Inc.	•	Board of Trustees, Corlears School
	•	Director of Dynegy Inc./Dynegy Holdings Inc./Dynegy Holdings, LLC
	•	Chief Investment Officer of Franklin Mutual Advisers LLC
	•	Director of Kindred Healthcare, Inc.

Mr. Embler has served as a director of CIT since December 2009. He formerly served as the Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer in 2005, served as head of its Distressed Investment Group. From 1992 until 2001, he worked at Nomura Holdings America, where he served as Managing Director managing a team investing in a proprietary fund focused on distressed and other event-driven corporate investments. Mr. Embler currently serves on the Board of Directors of American Airlines Group, Inc., NMI Holdings, Inc., a mortgage insurance company, and Corlears School, and has previously served on the Board of Directors of each of Abovenet Inc., Kindred Healthcare Inc. and Dynegy Inc. and Dynegy Holdings Inc./Dynegy Holdings, LLC.

Qualifications: Mr. Embler provides the Board with experience in finance, asset management and restructurings, expertise in capital markets and capital management, and experience in the healthcare and energy industries, key markets for certain of CIT’s businesses. His experience as Chief Investment Officer of a major asset management firm provides the Board with an analytical view from the perspective of an investor.

William M. Freeman	Board Committees:		Other Public Directorships:
Age: 61	•	Compensation	•	TerreStar Corporation

Director Since: July 2003	Prior Senior Leadership Positions:		Senior Leadership Positions:
	•	Chairman of the Board of Arbinet-thexchange, Inc.	• •	Executive Chairman of General Waters Inc.
	•	Chief Executive Officer and Director of Leap Wireless International	•	Board of Trustees of Drew University Chairman of Celadon Global Inc.
	•	Chief Executive Officer of Bell Atlantic-Washington, D.C.
	•	President of the Public Communications Group of Verizon Communications Inc.
	•	President and Chief Executive Officer of Bell Atlantic-New Jersey

Mr. Freeman has served as a director of CIT since July 2003. Mr. Freeman retired in February 2010 as Chairman of the Board of Arbinet-thexchange, Inc., in which capacity he had served since November 2007. Previously, Mr. Freeman served as President and Chief Executive Officer and Director of Arbinet-thexchange, Inc. from November 2007 until September 2008. Prior to joining Arbinet-thexchange, Mr. Freeman was elected to the Board of Motient Corp., now TerreStar Corporation, in February 2007, and Chairman of Motient/TerreStar in March 2007. Mr. Freeman also served as Chief Executive Officer and Director of Leap Wireless International, Inc. from May 2004 to February 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to February 2004. Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic-Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman was a founder and co-owner of Synthesis Security LLC, a closely held telecommunications company. Mr. Freeman currently serves, or during the preceding five years served, on the Board of Directors of Terrestar Corporation, the Board of Trustees of Drew University, and as a director of Value Added Holdings, Inc., a privately held communications company, is the Executive Chairman and shareholder of General Waters Inc. (formerly Oh Daddy LLC), a privately held beverage marketing and distribution company, and Chairman of Celadon Global Inc., a privately held mergers and acquisitions research firm.

Qualifications: Mr. Freeman provides the Board with extensive experience in managing organizations of various sizes and extensive experience in the telecommunications industry, a key market for CIT’s lending products.

David M. Moffett	Board Committees:		Other Public Directorships:
Age: 61	•	Audit	• •	eBay Inc. Genworth Financial, Inc.
Director Since: July 2010	Prior Senior Leadership Positions:		Senior Leadership Positions:
	•	Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac)	• •	Trustee of University of Oklahoma Foundation Trustee of Columbia Atlantic Mutual Funds
	•	Senior Advisor with the Carlyle Group LLC
	•	Vice Chairman and Chief Financial Officer of U.S. Bancorp
	•	Director of Building Materials Holding Corp.
	•	Director of MBIA Inc.
	•	Director of E.W. Scripps Company

Mr. Moffett has served as a director of CIT since July 2010. Mr. Moffett is the former Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac), in which capacity he had served from September 2008 to March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC. Mr. Moffett also served as Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, and has held senior positions with a number of other banking institutions, including Star Banc Corporation, Firstar Corporation, Bank of America, Security Pacific, Sooner Federal Bank & Trust Co., and First National Bank & Trust Co. of Tulsa. Mr. Moffett has served on the Board of Directors of eBay Inc. since May 2007 and Genworth Financial, Inc. since 2012, and previously served on the Board of Directors of each of MBIA Inc., E.W. Scripps Company and Building Materials Holding Corp. Mr. Moffett is currently employed as a consultant to Bridgewater Associates, LP, a private hedge fund.

Qualifications: Mr. Moffett provides the Board with more than 30 years of strategic finance, risk management and operational experience in commercial banking, and experience in retail banking and management in a regulated environment. His experience as Chief Financial Officer of a major bank holding company provides the Board with insight into the financial, accounting and risk management issues of, and communicating with investors in, a bank holding company.

R. Brad Oates	Board Committees:		Other Public Directorships:
Age: 60	•	Risk Management	•	None

Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2009	•	Chairman of the Board of Directors of NFC Global, LLC	•	Chairman and Managing Partner of Stone Advisors, LP
	•	President and Chief Operating Officer of Bluebonnet Savings Bank FSB	• • •	Director of GearingStone, LLC Director of Neways Inc. Director of CIT Bank

Mr. Oates has served as a director of CIT since December 2009. He currently serves as Chairman and Managing Partner of Stone Advisors, LP, a strategic advisory firm specializing in distressed asset situations, which is currently engaged as a contractor by the Federal Deposit Insurance Corporation (“FDIC”) to assist in resolving bank receiverships. Prior to joining Stone Advisors, Mr. Oates served from 1988 until 2003 as President and Chief Operating Officer of Bluebonnet Savings Bank FSB, responsible for bank operations and strategic planning in a bank turnaround situation, and as Executive Vice President of Stone Holdings, Inc., the holding company for Bluebonnet Savings Bank and a private investment company specializing in banking, information services, risk management and emerging technologies. Mr. Oates currently serves, or during the preceding five years served, as Chairman of the Board of Directors of NFC Global, LLC, a privately owned provider of due diligence, risk consulting and compliance services, and as a director of each of GearingStone, LLC, a special servicing company for distressed bank assets, and Neways Inc., a privately owned dietary supplement and personal care products company.

Qualifications: Mr. Oates provides the Board with in-depth experience in successfully managing the turnaround of troubled financial institutions and a strong background in operating regulated commercial banks and strategic planning. His extensive experience in interacting with the FDIC and other bank regulators during his career provides the Board with insight into bank regulatory matters and supervisory expectations and communications. He also has experience in information technology and risk management.

Marianne Miller Parrs	Board Committees:		Other Public Directorships:
Age: 69	•	Audit (Chair)	•	Stanley Black & Decker, Inc.
	•	Regulatory Compliance	•	Signet Jewelers Limited

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2003	•	Executive Vice President and Chief Financial Officer of International Paper Company	•	Board Member, United Way of the Mid-South
			•	Board Member, Rise Foundation
			•	Board Member, New Memphis Institute

Ms. Parrs has served as a director of CIT since January 2003. Ms. Parrs retired at the end of 2007 from International Paper Company where she had served as Executive Vice President and Chief Financial Officer since November 2005 and as interim Chief Financial Officer from May 2005 to November 2005. Ms. Parrs also has served as Executive Vice President with responsibility for Information Technology, Global Sourcing, Global Supply Chain — Delivery, a major supply chain project, and Investor Relations since 1999. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper Company. Previously, she served in a number of other executive and management positions at International Paper Company since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. Ms. Parrs currently serves, or during the preceding five years served, on the Board of United Way of the Mid-South, the Board of Rise Foundation in Memphis, Tennessee, the Board of the New Memphis Institute, Memphis, the Board of Stanley Black & Decker, Inc., the Board of Signet Jewelers Limited, and is on the Board and is Chair of the Finance Committee of Josephines Circle, Memphis.

Qualifications: Ms. Parrs provides the Board with financial and operational expertise as a result of her significant experience in those roles in industry, particularly in her roles as Chief Financial Officer and as the senior executive in charge of information technology and global supply chain management at a major industrial company, which provide a valuable perspective on financial and accounting issues and on processes and technology. She also has extensive audit committee experience and is an “Audit Committee Financial Expert,” as defined by the SEC.

Gerald Rosenfeld	Board Committees:		Other Public Directorships:
Age: 67	•	Risk Management (Chair)	•	None

Director Since: January	Prior Senior Leadership Positions:		Senior Leadership Positions:
2010	•	Deputy Chairman of Rothschild North America	•	Vice Chairman of U.S. Investment Banking of Lazard Ltd.
	•	President of G Rosenfeld & Co LLC	•	Director of Continental Grain Company
	•	Head of Investment Banking and a member of the Management Committee of Lazard Freres	•	Board of Overseers, New York University Stern School of Business
			•	Board Member, American Academy of Arts and Sciences
			•	Board Member, Catalist LLC
			•	Board of Trustees, City College of New York Foundation

Mr. Rosenfeld has served as a director of CIT since January 2010. Mr. Rosenfeld re-joined Lazard Ltd. as Vice Chairman of United States investment banking effective March 1, 2011. He was Deputy Chairman of Rothschild North America from 2007 to 2011 and served as its Chief Executive Officer from 1999 to 2007. Prior to joining Rothschild, he was President of G Rosenfeld & Co LLC, an investment banking firm. Prior to founding G Rosenfeld & Co LLC in 1998, he was Head of Investment Banking and a member of the Management Committee of Lazard Freres & Co. LLC. Mr. Rosenfeld joined Lazard in 1992 after holding significant management positions at Bankers Trust Company, Salomon Inc. and its Salomon Brothers subsidiary and McKinsey & Company. Prior to joining McKinsey, Mr. Rosenfeld was a member of the faculty of the City College of New York, New York University and the University of Maryland. Mr. Rosenfeld currently serves, or during the preceding five years served, as a member of the Board of Directors of Continental Grain Company, on the Board of Overseers of New York University’s Stern School of Business, where he also serves as an Adjunct Professor of Finance, on the Board of Trustees of City College of New York Foundation and on the Boards of the American Academy of Arts and Sciences and Catalist LLC.

Qualifications: Mr. Rosenfeld provides the Board with extensive experience and expertise in risk management and sophisticated financial matters gained by both practical experience in a regulated environment and through research and teaching finance-related courses at several prominent universities. He also has management experience as a senior executive in commercial banking, investment banking and capital markets.

Vice Admiral John R.	Board Committees:		Other Public Directorships:
Ryan, USN (Ret.) Age: 68	• •	Compensation Nominating & Governance	•	Cablevision Systems Corporation

Director Since: July 2003	Prior Senior Leadership Positions:		Senior Leadership Positions:
Lead Director Since: May 2008	•	Chancellor of the State University of New York	• •	President and Chief Executive Officer of the Center for Creative Leadership Chairman of the Board of Directors of the U.S. Naval Academy Foundation
	•	President of the State University of New York Maritime College
	•	Superintendent of the U.S. Naval Academy
	•	Commander of the Fleet Air Mediterranean, U.S. Navy
	•	Commander of the Patrol Wings for the U.S. Pacific Fleet, U.S. Navy
	•	Director of Logistics for the U.S. Pacific Command, U.S. Navy

Vice Admiral Ryan has served as a director of CIT since July 2003 and was appointed lead director (“Lead Director”) by the Board in May 2008. Mr. Ryan has been President and Chief Executive Officer of the Center for Creative Leadership in Greensboro, North Carolina since May 2007. Previously, Mr. Ryan served as Chancellor of the State University of New York from June 2005 to June 2007. Mr. Ryan also served as President of the State University of New York Maritime College from June 2002 until June 2005 while also serving as the Interim President of the State University of New York at Albany from February 2004 until February 2005. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy, Annapolis, Maryland. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command

in Aiea, Hawaii from 1991 to 1993. Mr. Ryan currently serves as a director of Cablevision Systems Corporation, President and Chief Executive Officer of the Center for Creative Leadership, and as Chairman of the Board of the U.S. Naval Academy Foundation.

Qualifications: Vice Admiral Ryan provides the Board with experienced leadership and an expertise in managing large complex organizations, primarily in academia and the military. In addition, Mr. Ryan provides the Board with extensive experience in logistics, strategic planning, talent development and succession planning. His tenure as a director, and more recently as Lead Director, of CIT enables him to provide the Board with valuable experience in overseeing CIT’s business and providing leadership to the Board.

Sheila A. Stamps	Board Committees:		Other Public Directorships:
Age: 56	• •	Risk Management Regulatory Compliance	•	None

Director Since: February	Prior Senior Leadership Positions:		Senior Leadership Positions:
2014	•	Executive Vice President, Dreambuilder Investments, LLC	•	Board of Directors, IES Abroad
	•	Director of Fixed Income and Cash Management at the New York Common Retirement Fund (“NYSCR Fund”)
	•	Managing Director, FleetBoston Financial (nka Bank of America)
	•	Managing Director & Head of European Asset-Backed Securitization, Bank One (nka J.P.Morgan Chase)

Ms. Stamps served as Executive Vice President of Corporate Strategy and Investor Relations at Dreambuilder Investments, LLC, a private mortgage investment company, from 2011 to 2012. She served from 2008 to 2011 as Director of Pension Investments and Cash Management at the New York State Common Retirement Fund, and from 2004 to 2005 as a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Stamps served as Managing Director and Head of Relationship Management, Financial Institutions at FleetBoston Financial (now part of Bank of America). From 1982 to 2003, she held a number of executive positions with Bank One Corporation (now part of J.P. Morgan Chase) and First Chicago Corporation including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization. She holds an M.B.A. from the University of Chicago.

Qualifications: Ms. Stamps provides the Board with in-depth knowledge of middle market commercial banking and capital markets in both the US and European markets. She is a senior financial executive with strategy, risk and business development expertise, and also is an experienced banker to the financial services industry. Her experience as a Director at the NYSCR Fund also enables her to provide the Board with an investor relations perspective and experience serving as a fiduciary in a complex financial environment.

Seymour Sternberg	Board Committees:		Other Public Directorships:
Age: 70	•	Compensation (Chair)	•	Express Scripts Inc.

Director Since: December	Prior Senior Leadership Positions:		Senior Leadership Positions:
2005	•	Chairman of the Board of Directors & CEO of New York Life Insurance Company	• •	Board of Trustees, Hackley School Chairman of Board of Trustees of Northeastern University
	•	Board of Directors, U.S. Chamber of Commerce	•	Board of Trustees, New York-Presbyterian Hospital/Columbia University Medical Center

Mr. Sternberg has served as a director of CIT since December 2005. Mr. Sternberg served as Chairman of the Board of Directors & CEO of New York Life Insurance Company from April 1997 until June 2009. Mr. Sternberg joined New York Life as a Senior Vice President in 1989, and held positions of increasing responsibility, including Executive Vice President, Vice Chairman, President, Chief Operating Officer and Chief Executive Officer. Mr. Sternberg serves on the Board of Directors of Express Scripts, Inc., a pharmacy benefits manager. He is a member of the Council on Foreign Relations. Mr. Sternberg currently serves, or during the preceding five years served, on the boards of the U.S. Chamber of Commerce, New York-Presbyterian Hospital/Columbia University Medical Center, Northeastern University, the Hackley School, Big Brothers/Big Sisters, New York City Partnership, the New York City Leadership Academy, and the Kennedy Center Corporate Fund.

Qualifications: Mr. Sternberg provides the Board with extensive experience in managing a large regulated institution from his experience in the insurance industry. Based on his experience in multiple areas during his career, Mr. Sternberg provides the Board with insight into funding, financial management, risk management, and operations issues.

Peter J. Tobin	Board Committees:		Other Public Directorships:
Age: 69	•	Regulatory Compliance (Chair)	•	None.
	•	Risk Management

Director Since: July 2002	Prior Senior Leadership Positions:
	•	Director of AllianceBernstein Corporation (General Partner of AllianceBernstein Holding L.P.)	• • •	Director of AXA Financial Director of Rock Valley Tool Chief Financial Officer of The Chase Manhattan Corporation
	•	Interim Chief Executive Officer of CIT Group Inc.
	•	Dean of the Peter J. Tobin College of Business at St. John’s University
	•	Director of H.W. Wilson

Mr. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin served as CIT’s Interim Chief Executive Officer from January 19, 2010 through February 7, 2010. He retired from St. John’s University in May 2005, after serving as Special Assistant in Corporate Relations and Development to the President of St. John’s University since September 2003, and previously as Dean of the Peter J. Tobin College of Business at St. John’s University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. Mr. Tobin currently serves, or during the preceding five years served, as a director of AXA Financial, AllianceBernstein Corporation, a subsidiary of AXA Financial that manages mutual funds, H.W. Wilson, a publishing company, and as an officer and director of Rock Valley Tool.

Qualifications: Mr. Tobin provides the Board with expertise and experience on various financial and accounting issues as a former Chief Financial Officer with several large and diverse commercial banking institutions. He is also a certified public accountant. In addition, Mr. Tobin provides the Board with insight from a customer’s perspective as an officer and/or director of two privately held companies.

Laura S. Unger	Board Committees:		Other Public Directorships:
Age: 53	•	Nominating & Governance (Chair)	•	CA, Inc.
	•	Regulatory Compliance

Director Since: January	Prior Senior Leadership Positions:
2010	• •	Director of Ambac Financial Group Inc. Acting Chairperson of the U.S. Securities and Exchange Commission	•	Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs
	•	Commissioner of the U.S. Securities and Exchange Commission	•	Director of MBNA Corporation
			•	Board Member, Children’s National Medical Center Foundation

Ms. Unger has served as a director of CIT since January 2010. She served as Commissioner of the SEC from November 1997 to February 2002, including Acting Chairperson of the SEC from February to August 2001. Subsequently, she served as a Regulatory Expert for CNBC. Before being appointed to the SEC, Ms. Unger served as Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs. Prior to working on Capitol Hill, she was an attorney with the Enforcement Division of the SEC. Ms. Unger currently serves, or during the preceding five years served, as a director of CA, Inc., Ambac Financial Group, Inc., the IQ Funds Complex, MBNA Corp. and Children’s National Medical Center Foundation. She also has acted as Special Adviser to Promontory Financial Group and as an Independent Consultant to JP Morgan Chase for the Global Analyst Conflict Settlement.

Qualifications: Ms. Unger provides the Board with insight about regulatory policy as well as operating in a regulatory environment, based on her experience as both a former Commissioner and a former enforcement attorney with the SEC. In addition, Ms. Unger provides the Board with insight into the political and legislative process, based on her experience as a staff counsel in the U.S. Senate. She also has significant corporate governance expertise.

Director Qualifications and Experience

The table below includes the qualifications and experience of each director that assisted the Board in determining the directors are qualified to serve on the Board and that the Board is composed of directors with diverse backgrounds and experiences. Our two new Directors, Ms. Alemany and Ms. Stamps, each bring a long history in the financial services industry, particular expertise in middle-market lending and leasing, and add to the diversity of the CIT Board.

Summary of Director Qualifications and Experience	John Thain	Ellen Alemany	Michael Embler	William Freeman	David Moffett	R. Brad Oates	Marianne Parrs	Gerald Rosenfeld	John Ryan	Sheila Stamps	Seymour Sternberg	Peter Tobin	Laura Unger
Business Head/Administration experience is important as directors with such experience typically possess strong leadership qualities and the ability to identify and develop those qualities in others.	X	X	X	X	X	X	X	X	X	X	X	X
Business Operations experience gives directors a practical understanding of developing, implementing and assessing our operating and business strategy.	X	X	X	X	X	X	X	X		X	X	X
Corporate Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	X	X	X	X	X	X	X	X	X		X	X	X
Finance/Capital Allocation experience is important in evaluating our financial statements and capital structure.	X	X	X		X	X	X	X		X	X	X
Banking Expertise is important because it assists our directors in understanding and overseeing our banking activities, regulatory requirements and environment and financial reporting and internal controls.
	X	X			X	X				X		X
Financial Services Industry experience is important in understanding and reviewing our business strategy and financial statements.	X	X	X		X	X		X		X	X	X
Government/Public Policy experience is relevant to CIT as it operates in a regulated industry that is directly affected by governmental actions.									X				X
International experience is important in understanding and reviewing our international businesses.	X	X						X	X	X	X
Risk Management experience is critical to the Board’s role in overseeing the risks facing CIT.	X	X	X		X	X	X	X		X	X	X
Marketing/Sales experience is relevant to CIT as it seeks to identify and develop new markets for its products and services and new products and services for its customers.				X						X	X

Summary of Director Qualifications and Experience	John Thain	Ellen Alemany	Michael Embler	William Freeman	David Moffett	R. Brad Oates	Marianne Parrs	Gerald Rosenfeld	John Ryan	Sheila Stamps	Seymour Sternberg	Peter Tobin	Laura Unger
Technology Systems experience is relevant to CIT as it looks for ways to enhance CIT’s customer experience and retention and internal operating efficiencies and controls.	X					X	X				X
Academia/Education experience brings perspective regarding organizational management relevant to our business.	X			X				X	X		X	X	X

CORPORATE GOVERNANCE

CIT is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values promote long-term performance and reevaluates our governance policies on an ongoing basis to ensure they sufficiently meet CIT’s needs and our stockholders’ interests. Listed below are some of the significant corporate governance practices and policies we have adopted.

•	Majority Voting in Director Elections. In accordance with CIT’s By-Laws, except in the case of a contested election, each of our director-nominees have agreed to tender his or her irrevocable contingent resignation which becomes effective if he or she is not elected by a majority of the votes cast by stockholders and our Board accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, our Governance Committee will promptly consider the director’s resignation and recommend to our Board whether to accept or reject the resignation. Our Board will act on the Governance Committee’s recommendation within 90 days of the applicable stockholder meeting and will then publicly disclose its decision, the process by which the decision was reached, and, if applicable, the rationale behind its decision to reject a tendered resignation.

•	Lead Director. Our Corporate Governance Guidelines establish the role of an independent lead director who is elected annually by a majority vote of the independent directors. More information about the role of the lead director and our Board structure may be found in this Proxy Statement under the heading “Board Leadership Structure”.

•	Related Person Transactions Policy. Our Governance Committee is responsible for approving or ratifying transactions involving CIT and related persons and determining if the transaction is in, or not inconsistent with, the best interests of CIT and our stockholders. More information about our Related Person Transactions Policy may be found below under the heading “Related Person Transactions Policy”.

•	Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our Lead Director.

•	Limitations on Participation on Other Boards. To ensure that our directors have sufficient time to devote proper attention to their responsibilities as directors of CIT, unless otherwise approved by the Governance Committee, employed directors are limited to service on two boards of other publicly traded companies, while other directors may not serve on the boards of more than four other public companies.

•	Absence of a Stockholder Rights Plan. We do not have a stockholder rights plan and are not currently considering adopting one.

•	Stock Ownership Requirements. Both our directors and senior executive officers are required to own a minimum amount of CIT’s common stock at all times while they remain with CIT.

Additional information is provided below regarding these and certain other key corporate governance policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interests of our stockholders. Investors can find a copy of CIT’s Corporate Governance Guidelines and other governance policies on our website at http://www.cit.com/about-cit/corporate-governance/index.htm. Information contained on the CIT website does not constitute part of this Proxy Statement.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that neither the director nor any of such director’s immediate family has a material relationship with CIT (either directly or as a partner, stockholder, or officer of an organization that has a relationship with CIT). In making its determination, the Board considers all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation, including immediate family members. The Board also considers the specific independence criteria for directors as defined by the NYSE.

In furtherance of our Board’s commitment to maintain the independence of our independent directors, the Board implemented a charitable contributions policy. The policy requires that if any charitable contribution proposed to be made by CIT to an organization in which a director is affiliated exceeds the lesser of (i) $25,000 or (ii) 2% of the charitable organization’s most recently reported annual consolidated gross revenues, such contribution is subject to the approval of the Governance Committee. In determining whether to approve any such contribution, the Governance Committee considers whether the donation would impair the director’s independence.

Based on the foregoing considerations, the Board has determined that, except for Mr. Thain, our CEO, all of CIT’s directors are independent and each of the Board Committees are composed solely of independent directors. In making this determination, the Board considered the transactions described below under the heading “Related Person Transactions Policy”.

Related Person Transactions Policy

The Board has adopted a “Related Person Transactions Policy” for the review and approval of “related person transactions,” which is defined under such policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which CIT was or is to be a participant, the amount involved exceeds or is expected to exceed $120,000 in a single calendar year, and an executive officer, director, director nominee, or a 5% beneficial owner of any class of CIT’s voting securities (or any of their respective immediate family members) had or will have a direct or indirect material interest, other than the following:

•	interests arising solely from the related person’s position as a director or limited partner, or from the direct or indirect ownership by the related person, and all other related persons, in the aggregate of less than a 10% equity interest in another corporation or organization that is a participant in the transaction;

•	amounts due from related persons to CIT for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments, and for other indebtedness transactions in the ordinary course of business;

•	interests arising solely from the ownership of a class of CIT’s equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis;

•	transactions where price is determined by competitive bid, or where the service is rendered as a common carrier or public utility at rates fixed pursuant to law;

•	transactions that involve compensation to a director, or compensation to executive officers, approved by the Board;

•	interests arising solely from the related person’s position as an executive officer or director of another entity that is a participant in the transaction, where (a) the related person and his or her immediate family members own in the aggregate less than a 5% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction, and (c) the amount involved in the transaction equals less than 2% of the annual gross revenues of each of CIT and the other entity that is a participant in the transaction.

Under this written policy, any proposed related person transaction will be considered at the next meeting of the Governance Committee, but if it is not desirable for CIT to wait until the next meeting, the transaction will be submitted to the Chairperson of the Governance Committee for approval, subject to reporting any such approval at the next Governance Committee meeting. In either case, the benefits to CIT, the availability of other sources of comparable products or services, the terms of the transaction, the terms available to unrelated third parties, and whether the transaction was undertaken in the ordinary course of business, will be considered. The Governance Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of CIT and its stockholders, as the Governance Committee determines in good faith. In certain circumstances, if the Chief Executive Officer, Chief Financial Officer or General Counsel of CIT becomes aware of a related person transaction that has not been previously approved or ratified under the policy, the Governance Committee will determine if rescission of the transaction is appropriate, and will request that the Chief Financial Officer evaluate CIT’s controls and procedures to ascertain the reason the transaction was not submitted to the Governance Committee or its Chairperson for prior approval.

We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into on an arm’s length basis at a fair market value for the transaction.

There were no transactions reviewed by the Governance Committee in 2013 under the Related Person Transactions Policy.

Appointment of Directors

Each of CIT’s thirteen nominees for director are current directors of CIT. Mss. Alemany and Stamps, who each joined the Board after our 2013 Annual Meeting of Stockholders, were recommended to the Governance Committee by a director search firm engaged to assist in identifying potential candidates for appointment to the Board. The Governance Committee separately evaluated Mss. Alemany and Stamps and recommended that each be appointed to the Board. The Board determined, on the recommendation of the Governance Committee, to appoint Mss. Alemany and Stamps to the Board on January 21, 2014 and February 19, 2014, respectively. For more information on the experience and background of Mss. Alemany and Stamps, see “Directors — Nominees” in this Proxy Statement.

Diversity of Directors

Under our Corporate Governance Guidelines, the Board has adopted a diversity policy and seeks diversity in its members with respect to background, skills and expertise, industry knowledge, and experience. Our Corporate Governance Guidelines set forth general criteria for nomination and renomination to the Board, including:

•	judgment, integrity, commitment, and candor;

•	leadership and decision-making experience in complex organizations, including corporations, banking and financial institutions, and government, education, and military institutions;

•	expertise, knowledge, and skills useful for overseeing our business; and

•	diversity of background, perspectives, skills and experience.

When considering directors for re-nomination, the Governance Committee also considers attendance, preparedness, participation and candor.

The Governance Committee reviews with the Board the skills, characteristics and diversity of background appropriate for CIT’s directors. When seeking to fill Board vacancies, the Governance Committee evaluates the skills and characteristics of the existing directors, including the diversity of background, perspectives, and experience of the directors, to identify any gaps that should be filled. The Governance Committee then utilizes that information to guide its search for new director nominees.

Majority Voting for Directors

Under our By-Laws and Corporate Governance Guidelines, if the nominees are all nominated by CIT, a nominee for director is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; however, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Corporate Secretary of CIT receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our By-Laws, and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before CIT first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, as permitted under Delaware law and our By-Laws, stockholders shall not be permitted to vote “against” a nominee. Votes cast shall not include abstentions with respect to the election of directors. Under our Corporate Governance Guidelines, if a majority vote is required, any nominee who fails to receive the required vote “for” his or her election or re-election must promptly tender his or her resignation to the Chairman of the Board. If an incumbent director fails to receive the required vote for re-election, the Governance Committee will promptly consider the resignation submitted by such director and will recommend to the full Board whether to accept such resignation. The Governance Committee will consider all factors that it deems relevant in making its recommendation, including any stated reasons why stockholders voted “against” the director, the length of service and qualifications of the director, the director’s contributions to CIT and CIT’s Corporate Governance Guidelines.

The Board will act on the recommendation of the Governance Committee no later than 90 days following the date of the stockholders’ meeting at which the election occurred. The Board will review the factors considered by the Governance Committee and such other information and factors as the Board deems relevant. We will promptly disclose the Board’s decision whether to accept the resignation as tendered, and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons the Board rejected the tendered resignation, in a Form 8-K filed with the SEC.

If one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman are currently held by one person, John A. Thain. In deciding to continue CIT’s practice of combining the Chief Executive Officer and Chairman positions, the primary factors considered by the Board were the importance of a unified strategic and operating focus, the benefits of clarity in the management structure of the organization, and the need for consistent communications to stockholders, customers, regulators and other constituencies. This structure also best assures that Mr. Thain is able to use his in-depth knowledge and perspective gained from running CIT to effectively and efficiently guide our Board. By being closely connected with both CIT’s senior level managers and the Board, Mr. Thain is better able to appreciate and balance the perspectives of both groups.

To establish a liaison between the non-management directors and the Chairman and Chief Executive Officer and foster effective communication between them, the independent directors on CIT’s Board also appoint a Lead Director who is independent of management. This position is currently held by Vice Admiral John R. Ryan. The Board has structured the role of our independent Lead Director to strike an appropriate balance to the combined Chairman and Chief Executive Officer role and to fulfill the important requirements of independent leadership on the Board. As Lead Director, Mr. Ryan:

•	presides over all meetings of the Board at which the Chairman is not present;

•	presides at executive sessions of the Board;

•	approves meeting agendas for the Board to ensure that management is addressing all matters of concern or interest to the Board and that sufficient time for discussion is allocated for each matter; and

•	serves as a liaison between the Chairman and the independent directors.

The Board’s Role in Risk Oversight

The Board believes that evaluating how CIT’s executive team manages the various risks confronting CIT is one of the most important areas of its oversight responsibilities and that effectively balancing risk and return is critical to the long-term success of CIT. CIT has a comprehensive enterprise risk management program that governs the policies and procedures used by management to monitor, evaluate and manage the risks we assume in conducting our business activities. Our Board’s oversight of this risk management process is conducted primarily by our Audit Committee and our Risk Management Committee; however, each of the other Board Committees also considers risk within its area of responsibility.

Audit Committee

The duties of the Audit Committee include reviewing and discussing with the appropriate members of management CIT’s major financial risk exposures, including interest rate, liquidity, foreign currency exposure, cash investment, funding, swap-counterparty, and asset-liability management risks, as well as overseeing CIT’s internal controls over financial reporting. In addition, the Audit Committee is responsible for the oversight of, and receives regular reports regarding, CIT’s internal audit and compliance functions and risks related to litigation, compliance and legal matters as well as enterprise, operations and market risks. The Audit Committee and Risk Management Committee meet together quarterly in joint sessions to ensure appropriate communications regarding areas of overlap in overseeing risk.

Risk Management Committee

The duties of the Risk Management Committee include overseeing CIT’s risk management functions and processes, including (a) reviewing and recommending to the Board an annual risk appetite statement, (b) ensuring that management has established processes and an enterprise risk management framework and governance structures designed to identify, bring to the Board’s and/or the Risk Management Committee’s attention, and appropriately manage, monitor, control and report exposures to the major risks affecting CIT, (c) monitoring the performance, quality and trends associated with CIT’s credit portfolio, (d) assessing, jointly with the Audit Committee, the adequacy of CIT’s allowance for loan losses and management’s methodology for determining such allowance, and (e) receiving, jointly with the Compensation Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs. The Risk Management Committee also oversees CIT’s loan review function, information security processes, business continuity planning, and the use of insurance to manage certain of CIT’s risks.

Compensation Committee

The duties of the Compensation Committee include regularly assessing risks related to our compensation programs, including our executive compensation practices. Management provides information on a regular basis to the Compensation Committee regarding compensation elements and features that could mitigate or encourage excessive risk-taking. In assessing compensation related risks, the Compensation Committee, together with the Risk Management Committee, considers the balance between annual and longer-term performance incentives, performance measures that motivate sustained performance while prudently managing risk, stock ownership guidelines that align executives’ interests with those of our stockholders, and our clawback policy to recoup compensation.

Nominating & Governance Committee

The duties of the Governance Committee include reviewing and minimizing risks by ensuring appropriate policies and practices exist and are implemented to avoid or manage conflicts of interest by and among CIT, its executive officers, directors, director nominees and stockholders, overseeing an effective succession planning process, and adopting prudent governance policies. For more information, see “Corporate Governance — Related Person Transactions Policy” in this Proxy Statement.

Regulatory Compliance Committee

The duties of the Regulatory Compliance Committee include monitoring and overseeing CIT’s relationships with regulators and its compliance with and resolution of any significant issues or matters identified by any banking regulatory authority.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s human resources strategy in support of its business strategy at least annually. This process includes a detailed discussion of the Company’s leadership bench strength and succession plans with a focus on key positions at the senior officer level. In addition, the Board Committees regularly discuss the talent depth for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. For more information on CIT’s Board Committees, see “Corporate Governance — Board Committees” below.

Director and Senior Executive Officer Stock Ownership Policy

CIT believes that significant stock ownership by its directors and senior executive officers further aligns their and CIT stockholders’ interests. Accordingly, under our Corporate Governance Guidelines, within a specified period of time, directors are required to own shares of CIT’s common stock at least equal in value to five times the amount of the directors’ annual retainer fee. “Value” is generally calculated as the number of shares owned multiplied by the greater of (i) the current stock price or (ii) the 3-year average stock price of CIT’s common stock. This minimum stock ownership must be maintained for as long as both (a) such director remains on the Board and (b) CIT’s common stock is publicly traded on a national securities exchange. Senior executive officers of CIT are also required to own a minimum amount of CIT shares as further described in the “Compensation Discussion and Analysis” portion of this Proxy Statement.

Board Committees

During 2013, our Board maintained an Audit Committee, a Compensation Committee, a Governance Committee, a Risk Management Committee and a Regulatory Compliance Committee as standing committees. Our Board also maintained a Special Compliance Committee, as an ad hoc committee required by the terms of our Written Agreement, dated August 12, 2009 (“Written Agreement”), between the Federal Reserve Bank of New York (“FRBNY”) and CIT, until May 30, 2013, at which time the FRBNY terminated the Written Agreement and the Special Compliance Committee was replaced by the Regulatory Compliance Committee. The Compensation Committee and the Governance Committee are each currently comprised of three directors. The Audit Committee, the Risk Management Committee, and the Regulatory Compliance Committee are each currently comprised of four directors. Each director serving on the Audit Committee, the Compensation Committee, the Governance Committee, the Risk Management Committee, and the Regulatory Compliance Committee is independent as defined by the NYSE and applicable law. Each Board Committee has a separate chair and operates under a written charter. The current version of the written charter of each standing Board Committee is available on our website at http://www.cit.com/about-cit/corporate-governance /board-committees/index.htm.

Board Committee Assignments

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Risk Management Committee	Regulatory Compliance Committee*
Ellen R. Alemany**	•
Michael J. Embler	•		•
William M. Freeman		•
David M. Moffett	•
R. Brad Oates				•
Marianne M. Parrs	CHAIR				•
Gerald Rosenfeld				CHAIR
Vice Admiral John R. Ryan		•	•
Sheila A. Stamps***				•	•
Seymour Sternberg		CHAIR
Peter J. Tobin				•	CHAIR
Laura S. Unger			CHAIR		•
2013 Meetings	8	11	8	6	1

*	The Regulatory Compliance Committee was constituted on July 16, 2013, met 1 time during 2013 and initially was comprised of the same directors as was the Special Compliance Committee, which met 4 times during 2013.
**	Ms. Alemany was appointed to the Board on January 21, 2014.
***	Ms. Stamps was appointed to the Board on February 19, 2014.

Board Committee Duties, Generally

Each Board Committee:

•	conducts its duties consistent with its written charter, which it reviews and updates (if appropriate) at least annually;
•	conducts a self-evaluation annually;

•	cooperates and coordinates with the other Board Committees on areas where the substance of their activities overlap; and

•	regularly reports to the Board.

Audit Committee

The Audit Committee’s duties include:

•	monitoring the quality and integrity of our financial reporting process, financial statements and systems of internal controls regarding finance and accounting;

•	monitoring compliance with our “Code of Business Conduct,” other compliance policies, and legal and regulatory requirements;

•	reviewing the budget, plan and activities of the Internal Audit Department and the appointment, performance and replacement of the Chief Auditor;

•	reviewing the budget, plan and activities of the Compliance Department and the appointment, performance, and replacement of the Chief Compliance Officer;

•	retaining, determining the compensation of, and monitoring the qualifications, independence and performance of the independent auditors, including approving in advance all audit and non-audit engagements; and

•	overseeing the management of our financial, litigation and compliance risks.

The Board has determined that Ms. Parrs meets the standard of “Audit Committee Financial Expert,” as defined by the rules of the SEC, and that each member of the Audit Committee is independent from management and financially literate, as defined by the NYSE listing standards.

Compensation Committee

The Compensation Committee evaluates, oversees and approves the compensation and benefits for our executive officers and other employees, and is responsible for the following:

•	oversight, review and approval of the overall goals and purposes of CIT’s incentive compensation programs for all employees, to ensure that such programs appropriately balance risk and financial results and do not encourage excessive risk taking;

•	reviewing and recommending to the Board for approval the corporate goals and objectives relevant to CEO compensation;

•	recommending to the Board the compensation and benefits for the CEO considering CIT’s and his performance relative to financial, strategic and other goals and objectives approved by the Board and the value of compensation granted to CEO’s at comparable or peer companies;

•	approving the compensation for our executive officers and reviewing the compensation for all employees (other than our executive officers) whose annual compensation exceeds $1 million;

•	meeting at least annually to discuss and evaluate employee compensation plans with CIT’s Chief Risk Officer in light of an assessment of any risk posed to CIT, to ensure that such plans do not encourage employees to take unnecessary and excessive risks and to ensure that such plans do not encourage the manipulation of CIT’s reported earnings to enhance the compensation of any of CIT’s employees;

•	receiving and reviewing, jointly with the Risk Management Committee, management’s assessment of the effectiveness of the design and operation of CIT’s incentive compensation programs in providing risk-taking incentives that are consistent with the safety and soundness of CIT;

•	maintaining compensation practices that are consistent with applicable market standards and compliant with applicable regulatory requirements;

•	approving significant amendments to the retirement, severance and other compensation and benefit plans in which our executive officers participate;

•	discussing, reviewing with management and approving the disclosure regarding compensation and benefit matters and the “Compensation Discussion and Analysis” in CIT’s annual proxy statement; and

•	approving the “Compensation Committee Report” for inclusion in our annual proxy statement.

The Compensation Committee may form and delegate authority to subcommittees comprised of one or more members of the Compensation Committee. It may also delegate to CIT’s employee benefits committee the responsibility to review and recommend material revisions to retirement plans, severance plans, plans permitting deferral of compensation, or any other benefit plan in which the executive officers are participants. The Compensation Committee also has the authority to engage such consultants and independent counsel as it determines is appropriate to assist it in the performance of its responsibilities.

In 2013, the Compensation Committee engaged the independent, external consulting firm Pay Governance LLC (“Pay Governance”) to advise the Compensation Committee on all matters relating to the compensation of our executive officers. The Compensation Committee directly retained Pay Governance independently from CIT management, and CIT does not utilize Pay Governance for any other purpose. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Compensation Committee does not raise a conflict of interest.

Nominating & Governance Committee

The Governance Committee oversees CIT’s governance policies and processes for nominating directors, which duties include:

•	identifying and recommending qualified candidates to fill positions on the Board and its Board Committees;

•	reviewing and recommending to the Board the compensation and benefits for directors (other than directors who are also employees of CIT);

•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Board Committees;

•	overseeing the self-evaluation of the Board and its Board Committees;

•	overseeing CIT’s Corporate Governance Guidelines and related policies;

•	overseeing the succession planning process for CIT’s Chief Executive Officer, executive officers and senior managers; and

•	reviewing disclosures in CIT’s annual proxy statement regarding the Governance Committee and the director nominating process, as well as any stockholder proposals and statements in opposition.

The Governance Committee considers and evaluates all director candidates recommended by our stockholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Stockholders may propose qualified nominees for consideration by the Governance Committee by submitting the names and supporting information in writing to: Office of the General Counsel, CIT Group Inc., One CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the stockholders; (2) information in support of the nominee’s qualifications to serve on the Board and the nominee’s independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT common stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) any other information that the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no later than December 15th of the calendar year immediately preceding the applicable annual stockholders meeting.

Regulatory Compliance Committee

On August 12, 2009, the Board established an ad hoc Special Compliance Committee to monitor and coordinate CIT’s compliance with the Written Agreement. The Special Compliance Committee was responsible for reviewing and approving certain plans required by the terms of the Written Agreement, including (i) a corporate governance plan, focusing on strengthening internal audit, risk management, and other control functions, (ii) a credit risk management plan, (iii) a written program to review and revise, as appropriate, its program for determining, documenting and recording the allowance for loan and lease losses, (iv) a capital plan for CIT and CIT Bank, (v) a liquidity plan, including meeting short term funding needs and longer term funding, and (vi) business plans. The Special Compliance Committee was also responsible for monitoring CIT’s efforts to implement the action items described in each of the plans submitted to the FRBNY.

On May 30, 2013, the FRBNY terminated the Written Agreement, and as a result the Board dissolved the Special Compliance Committee. The Board formed the Regulatory Compliance Committee on July 16, 2013.

The Regulatory Compliance Committee oversees CIT’s compliance with all significant bank regulatory matters, including:

•	overseeing and monitoring CIT’s significant bank regulatory matters, including CIT’s progress in addressing the action items noted by banking regulators in examination and similar reports, and in annual and periodic assessment reports; and

•	overseeing and monitoring other regulatory oversight matters not specifically handled by other Board committees or the Board itself.

Risk Management Committee

The Risk Management Committee oversees CIT’s risk management functions and processes, which address many of the major risks inherent to CIT’s business, including credit risk, market risk, reputation risk, business continuity, and operational risk and is responsible for the following:

•	overseeing our enterprise risk management functions and processes, including reviewing and recommending to the Board an annual risk appetite statement, overseeing CIT’s risk monitoring programs and processes, and monitoring the performance and quality of CIT’s credit portfolio, reviewing and assessing CIT’s risk grading methodology, and confirming that sufficient and appropriate resources are dedicated to risk management;

•	reviewing the plan, budget, activities, organizational structure, staffing, scope of authority and qualifications of the loan review organization responsible for auditing compliance with CIT’s credit policies and practices;

•	reviewing and ensuring the adequacy of CIT’s business continuity and disaster recovery plans, training programs, and threat analysis;

•	reviewing and ensuring the adequacy of CIT’s information security policies and technology risk management program; and

•	reviewing CIT’s corporate insurance program at least annually.

Stockholder Communications with the Board

Any person who has a concern about CIT’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT’s stockholders may communicate with the Board regarding any topic of current relevance to CIT’s business. Any of the foregoing communications should be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group by writing to them, c/o CIT’s General Counsel and Secretary, One CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call the toll free numbers listed in our Code of Business Conduct, which is available on our website at http://www.cit.com/about-cit/corporate-governance/index.htm. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT’s regular procedures:

•	depending on the nature of the concern or issue, your communication may be referred to CIT’s Chief Auditor, General Counsel, Head of Human Resources or other appropriate executive for processing, investigation, and follow-up action;

•	concerns relating to CIT’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee; and

•	other concerns may be referred to either CIT’s Lead Director or to one or more non-management members or Board Committee.

CIT’s General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials or any other communications intended solely to market services or products to directors or CIT.

Compensation Committee Interlocks, Insider Participation and Banking Interlocks

There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under SEC rules. No member of our Compensation Committee is a current or former officer or employee of CIT. No member of our Board and none of our “senior executive officers” (as defined in 12 C.F.R. §303.101) is a management official of an unaffiliated depository organization.

Legal Proceedings

On May 4, 2011, the board of directors of Dynegy Inc. (“Dynegy”) elected Mr. Embler to serve as a director of Dynegy and Dynegy Holdings Inc., predecessor of Dynegy Holdings, LLC (“Dynegy Holdings”), and appointed him to the Finance and Restructuring Committee, which was responsible for undertaking a comprehensive review of Dynegy’s restructuring alternatives. On November 7, 2011, Dynegy Holdings and four of its subsidiaries, and on July 6, 2012, Dynegy, filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the Southern District of New York. On September 10, 2012, the Bankruptcy Court confirmed Dynegy’s Plan of Reorganization, pursuant to which each of the independent directors, including Mr. Embler, resigned from the board on September 30, 2012.

There are no other known legal proceedings or events in the past ten years that are material to an evaluation of any director, executive officer, or person nominated to become a director or executive officer of CIT, other than CIT’s bankruptcy in 2009.

Hedging, Margin Accounts and Pledged Securities

CIT’s directors and employees are prohibited from entering into financial transactions to hedge their ownership interest in CIT’s securities, including trading in publicly traded options, puts, calls, collars or other derivative instruments related to CIT’s stock or debt. CIT’s directors and employees are also prohibited from holding CIT’s securities in a margin account or otherwise pledging CIT securities as collateral for a loan.

DIRECTOR COMPENSATION

The Governance Committee recommends to the Board the compensation and benefits for CIT’s non-employee directors. The objectives of the director compensation program are to attract highly qualified individuals to serve on the Board and to align their interests with our stockholders. Employee directors do not receive compensation for their services as a director.

CIT’s director compensation plan (the “Director Compensation Plan”), which was effective as of May 11, 2011, is described below. Directors’ compensation is earned for each twelve-month period beginning in May and ending in April, but is disclosed in the annual proxy statement on a fiscal year basis. Effective May 2011, CIT amended its Director Compensation Plan to change its director equity-based awards from a uniform amount to a variable amount as described below under the heading “Annual Compensation”.

Initial Equity Awards

A one-time grant of restricted stock units (“RSUs”) valued at $100,000 at the time of grant is awarded to directors in connection with their appointment to the Board, subject to applicable black-out periods and applicable vesting terms.

Annual Compensation

The following table outlines the elements of compensation paid annually to directors for each twelve-month period beginning in May and ending in April of the following calendar year, and determined by each director’s role on the Board, pursuant to the Director Compensation Plan.

	Lead Director, Board Committee Chairs and Directors Serving on more than one Board Committee	All Other Directors
Cash Retainer	$60,000	$60,000
Equity-Based Award (1)	$105,000 to $145,000	$95,000
Total	$165,000 to $205,000	$155,000

(1)	CIT’s Director Compensation Plan provides for director equity-based awards in the form of RSUs as follows: $25,000 for serving as Audit Committee Chair, $15,000 for serving as Risk Management, Compensation or Special Compliance Committee Chair, $10,000 for serving as Governance Committee Chair, $15,000 for serving as Lead Director and $10,000 for serving on more than one Board Committee. The range of compensation listed in the “Equity-Based Award” and “Total” rows of the table represent the foregoing amounts. The maximum amounts in such ranges presume that a director serves as Audit Committee Chair and Lead Director and serves on more than one Board Committee.

Annual Cash Retainer

An annual cash retainer of $60,000 is payable semi-annually in May and October of each year. Alternatively, directors may elect to receive their cash retainer in any combination of cash and RSUs that settle 100% in shares of CIT stock. RSUs granted in lieu of cash as part of the annual retainer vest in full on the first anniversary of the grant date.

Annual Equity Awards

Directors’ equity-based awards are granted in May of each year in the form of RSUs that settle 50% in cash and 50% in shares and vest in three equal installments beginning on the first anniversary of the date of the grant. Directors may elect to receive 100% of vested RSUs in shares of CIT stock.

Pro-Ration Upon Joining the Board

Annual cash retainers and the value of annual equity-based awards payable to directors with respect to the compensation year during which they are named to the Board are prorated, based on the number of months remaining in the compensation year at the time they are appointed to the Board divided by twelve.

Meeting Fees

No additional fees are paid for attendance at Board or Board Committee meetings.

Out-of-Pocket Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board or Board Committee meetings and functions and for continuing education related to serving as a director of CIT.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3)(4) ($)	Total ($)
(a)	(b)	(c)	(h)
John A. Thain (1)	$–	$–	$–
Ellen R. Alemany	n/a	n/a	n/a
Michael J. Embler	$60,000	$105,000	$165,000
William M. Freeman	$60,000	$95,000	$155,000
David M. Moffett	$60,000	$95,000	$155,000
Marianne Miller Parrs	$60,000	$130,000	$190,000
R. Brad Oates (5)	$60,000	$95,000	$155,000
Gerald Rosenfeld	$60,000	$110,000	$170,000
Vice Admiral John R. Ryan	$60,000	$120,000	$180,000
Sheila A. Stamps	n/a	n/a	n/a
Seymour Sternberg	$60,000	$110,000	$170,000
Peter J. Tobin	$60,000	$120,000	$180,000
Laura S. Unger	$60,000	$115,000	$175,000

(1)	Mr. Thain’s compensation during 2013 was based solely on his role as CEO of CIT, as disclosed in the “Summary Compensation Table” and discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	During 2013, directors received an annual retainer of $60,000, which was payable in cash or converted to a number of RSUs at each director’s election. The grant date fair value of RSUs received at each director’s election did not exceed the value of the foregone cash retainer, and no amount related to such awards is therefore included in the “Stock Awards” column. All of the directors, other than Mr. Rosenfeld who elected to receive 100% of his retainer as RSUs, received their retainers as cash. One half of Mr. Rosenfeld’s retainer was converted to a number of RSUs, based on the closing price of CIT common stock on two separate grant dates, and are scheduled to vest 100% on the first anniversary of the date of each award, respectively. The number of RSUs granted and the grant date fair value of awards granted at Mr. Rosenfeld’s election, are as follows: 680 RSUs granted on 5/14/13 ($30,000); and 612 granted on 10/23/13 ($30,000).

(3)	Represents the aggregate grant date fair value of RSUs granted during 2013 for each director, other than for RSUs granted as part of the annual retainer and described in footnote 2 above. These amounts do not represent the actual value realized by each director. The grant date fair value is determined in accordance with FASB ASC 718 (“ASC 718”) based on the closing price of CIT common stock on the date of grant. The number of RSUs granted during 2013 was determined based on the closing price of CIT common stock on each grant date and are scheduled to vest in equal installments on the first, second, and third anniversaries of the date of the award. The number of RSUs and grant date fair value of awards granted to each director are as follows:

	Grant Date	# RSUs	Grant Date Fair Value
Mr. Embler	5/14/13	2,379	$105,000
Messrs. Freeman, Moffett and Oates	5/14/13	2,152	$ 95,000
Ms. Miller Parrs	5/14/13	2,945	$130,000
Messrs. Rosenfeld and Sternberg	5/14/13	2,492	$110,000
Messrs. Ryan and Tobin	5/14/13	2,719	$120,000
Ms. Unger	5/14/13	2,605	$115,000

The RSUs listed above are scheduled to either settle 50% in cash and 50% in shares, or 100% in shares based on director elections.

(4)	The following table sets forth the aggregate number of equity-based awards outstanding at December 31, 2013:

	Stock Options	RSUs
Ms. Alemany	n/a	n/a
Mr. Embler	7,506	5,145
Mr. Freeman	4,558	5,539
Mr. Moffett	—	7,003
Ms. Miller Parrs	4,558	6,385
Mr. Oates	7,506	4,655
Mr. Rosenfeld	7,870	9,409
Mr. Ryan	4,558	7,754
Ms. Stamps	n/a	n/a
Mr. Sternberg	5,217	5,393
Mr. Tobin	4,902	8,871
Ms. Unger	5,815	6,712

RSUs were the only form of equity-based awards granted to directors during 2013. The use of stock options and restricted stock shares was discontinued in April 2010, and no restricted stock shares remained unvested or outstanding as of December 31, 2013. The number of RSUs that are vested as of December 31, 2013 but deferred at the election of the directors, included in the number of RSUs outstanding presented above, are as follows: Mr. Freeman — 884; Mr. Moffett — 2,348; Mr. Rosenfeld — 2,724; Mr. Ryan — 1,865; Mr. Tobin — 2,982; Ms. Unger — 1,070; Messrs. Embler, Oates, Sternberg, and Ms. Parrs — 0 (none).

(5)	Mr. Oates also serves as a director of CIT Bank and in 2013 received total compensation of $54,00 for his services, which was paid in cash, in addition to the compensation listed in the table above that he received for his service as a Director of CIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the name and address of each person or company known to CIT that beneficially owns more than 5% of any class of voting stock. Information in this table is as of December 31, 2013, based upon reports on Schedule 13G filed with the SEC on or before February 14, 2014.

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	(1) 10,493,373	5.24%

(1)	The Vanguard Group reports sole voting power over 178,094 shares, sole dispositive power over 10,332,379 shares and shared dispositive power over 160,994 shares.

Security Ownership of Directors and Executive Officers

The table below shows, as of March 1, 2014, the number of shares of CIT common stock owned by each director, by the named executive officers, and by the directors and executive officers as a group.

Name of Individual	Amount and Nature of Beneficial Ownership (CIT Common Stock and Exchangeable Shares) (1)(2)(3)(4)(5)	Percentage of Class
John A. Thain (5)	348,149	*
Ellen R. Alemany	-0-	*
Michael J. Embler	19,012	*
William M. Freeman	8,040	*
David M. Moffett	3,283	*
R. Brad Oates	13,586	*
Marianne Miller Parrs	9,058	*
Gerald Rosenfeld	14,927	*
John R. Ryan	8,555	*
Sheila A. Stamps	-0-	*
Seymour Sternberg	24,155	*
Peter J. Tobin	8,261	*
Laura S. Unger	10,005	*
Nelson J. Chai	69,929	*
C. Jeffrey Knittel	47,477	*
Scott T. Parker	61,990	*
Lisa K. Polsky	43,641	*
All Directors and Executive Officers as a group (21 persons)	741,840	*

*	Represents less than 1% of our total outstanding Common Stock.

(1)	Includes RSUs awarded under our equity compensation plans which have voting rights due to the expiration of the holding period and their settlement in stock (less shares withheld to cover tax obligations), in the following amounts: Mr. Thain — 175,178, Mr. Embler — 3,955, Mr. Freeman — 1,962, Mr. Moffett — 3,823, Mr. Oates — 3,579, Ms. Parrs — 2,980, Mr. Rosenfeld — 5,824, Mr. Ryan — 2,477, Mr. Sternberg — 4,116, Mr. Tobin — 1,360, Ms. Unger — 2,251, Mr. Chai — 69,929, Mr. Knittel — 47,477, Mr. Parker — 61,990, Ms. Polsky — 43,641 and 51,772 to all other executive officers as a group.

(2)	Includes shares of CIT common stock issuable pursuant to stock options awarded under our equity compensation plan that have vested or are scheduled to vest within 60 days after March 1, 2014 in the following amounts: Mr. Embler —7,506, Mr. Freeman — 4,558, Mr. Oates — 7,506, Ms. Parrs — 4,558, Mr. Rosenfeld — 7,870, Mr. Ryan — 4,558, Mr. Sternberg — 5,216, Mr. Tobin — 4,902, and Ms. Unger — 5,815.

(3)	Excludes RSUs issued under our equity compensation plans that will settle 100% in stock, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Mr. Thain — 190,827, Ms. Alemany — 2,726, Mr. Rosenfeld — 1,291, Ms. Stamps — 2,093, Mr. Chai — 91,677, Mr. Knittel — 60,743, Mr. Parker — 69,045, Ms. Polsky — 53,787 and 107,209 to all other executive officers as a group.

(4)	Excludes RSUs issued under our equity compensation plans, for which the holders do not have voting rights, for which ownership has not vested, and for which settlement shall be made 50% in cash and 50% in stock, in the following amounts: Mr. Embler — 5,145 (5,145 of which Mr. Embler elected to settle 100% in stock), Mr. Freeman — 3,386 (2,653 of which Mr. Freeman elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Moffett — 7,002 (all of which Mr. Moffett elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Oates — 4,654 (4,654 of which Mr. Oates elected to settle 100% in stock, and 2,152 of which Mr. Oates elected to defer settlement until he is no longer a member of the Board), Ms. Parrs — 6,384, Mr. Rosenfeld — 8,116 (all of which Mr. Rosenfeld elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), Mr. Ryan — 7,753 (all of which Mr. Ryan elected to settle 100% in stock, and 5,518 of which Mr. Ryan elected to defer settlement until he is no longer a member of the Board), Ms. Stamps — 549, Mr. Sternberg — 5,392 (4,450 of which Mr. Sternberg elected to settle 100% in stock), Mr. Tobin — 8,870 (all of which Mr. Tobin elected to settle 100% in stock and to defer settlement until he is no longer a member of the Board), and Ms. Unger — 6,711 (5,817 of which Ms. Unger elected to settle 100% in stock and to defer settlement until she is no longer a member of the Board).

(5)	Includes 102,961 shares of CIT common stock held in a GRAT trust for which Mr. Thain has disclaimed beneficial ownership.

EXECUTIVE OFFICERS

The following table sets forth certain information as of February 15, 2014 regarding CIT’s executive officers. The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT’s executive officers or with any director. The executive officers, like all directors and employees, are subject to CIT’s Code of Business Conduct, which is available on our website at http://www.cit.com/about-cit/corporate-governance/code-of-conduct/index.htm. Certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name	Age	Position
John A. Thain (1)	58	Chairman of the Board and Chief Executive Officer
Andrew T. Brandman	44	Executive Vice President and Chief Administrative Officer
Nelson J. Chai	48	President of CIT Group Inc. and North American Commercial Finance, and Chairman and CEO of CIT Bank
Carol Hayles	53	Executive Vice President and Controller
Robert J. Ingato	53	Executive Vice President, General Counsel and Secretary
C. Jeffrey Knittel	55	President, Transportation and International Finance
Scott T. Parker	46	Executive Vice President and Chief Financial Officer
Lisa K. Polsky	56	Executive Vice President and Chief Risk Officer
Margaret D. Tutwiler	62	Executive Vice President, Communications and Government Relations

(1)	See “Directors — Nominees” in this Proxy Statement for Mr. Thain’s biographical information.

Andrew T. Brandman has served as Executive Vice President and Chief Administrative Officer since April 2012. Previously, Mr. Brandman served as Chief Administrative Officer and Executive Vice President at NYSE Euronext. Before this, he held a number of positions of increasing responsibility at NYSE Euronext since 2004, including Chief of Staff to the Chief Executive Officer, Head of Financial Planning & Administration and Head of Business Controlling. Prior to NYSE Euronext, he was a Director at Credit Suisse First Boston’s Infrastructure Group. Before this, Mr. Brandman was Chief of Staff for the Global Fixed Income and Treasury Division at Banco Santander Central Hispano. From 1991 to 1997, he held various positions at Union Bank of Switzerland.

Nelson J. Chai has served as President of CIT since August 2011 and as both President of North American Commercial Finance and Chairman and Chief Executive Officer of CIT Bank since January 2014. Previously, Mr. Chai served as Executive Vice President, Chief Administrative Officer and Head of Strategy from June 2010 to August 2011. Prior to joining CIT, Mr. Chai served as President Asia-Pacific for Bank of America Inc. from December 2008 to February 2009, as a result of the merger between Bank of America Inc. and Merrill Lynch & Co., Inc. From December 2007 to December 2008, Mr. Chai was Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. From January 2006 to December 2007, Mr. Chai was Executive Vice President and Chief Financial Officer of NYSE Euronext and its predecessor company NYSE Group, Inc. and, from 2005, he was Chief Financial Officer of Archipelago Holdings, a predecessor to NYSE Group, Inc., where he was responsible for Finance, Strategy, Human Resources, and Marketing functions since first joining Archipelago in June 2000. Mr. Chai serves as a director of Thermo Fisher Scientific since December 2010, serving on its audit and nominating & governance committees, and a director for the US Fund for UNICEF since 2005, serving as chair of its finance committee and a member of its executive committee. Mr. Chai is also a member of the Board of Overseers for the School of Arts and Sciences of the University of Pennsylvania.

Carol Hayles has served as Executive Vice President and Controller since July 2010, prior to which she spent 24 years at Citigroup Inc., including serving as Deputy Controller of Citigroup, Inc. since January 2008, leading the SEC and regulatory reporting functions. Before this, she held various leadership positions at Citigroup, including Chief Financial Officer of Citigroup Commercial Business, Senior Analyst in Investor Relations, Chief Financial Officer of Citibank’s e-Business, CFO of Citigroup’s Global Relationship Bank and CFO of Citibank Canada. Ms. Hayles began her career at PricewaterhouseCoopers LLP in Toronto, Canada.

Robert J. Ingato has served as Executive Vice President and General Counsel since June 2001, and as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato also served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President, General Counsel and Secretary of AT&T Capital Corporation, which was acquired by Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

C. Jeffrey Knittel has served as President of Transportation and International Finance since January 2014. Previously, Mr. Knittel served as President of Transportation Finance since 2007 and CIT Aerospace since 1997 and Executive Vice President of CIT Group/Capital Finance since 1992, and in several other senior management positions within CIT Group/Capital Finance since 1986. Mr. Knittel also served in various senior management positions with Manufacturers Hanover Leasing Corporation since 1982 and Cessna Finance since 1980.

Scott T. Parker has served as Executive Vice President and Chief Financial Officer since July 2010. Prior to joining CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of

Cerberus Capital Management, L.P., from 2006 to 2010. Before joining Cerberus, he served as Chief Financial Officer of GE Capital Solutions from 2005 to 2006, as Chief Financial Officer of GE Corporate Financial Services from 2003 to 2005, and in various other financial roles within General Electric Company since 1989.

Lisa K. Polsky has served as Executive Vice President and Chief Risk Officer since May 2010. Prior to joining CIT, from 2009 to May 2010, Ms. Polsky was at Jane Street Capital, a quantitative proprietary trading firm. She joined Jane Street from Duff Capital Advisors, where she was a Partner and Head of Risk & Investment Solutions from 2008 to 2009. Prior to joining Duff, from 2002 to 2008, Ms. Polsky managed her own consulting firm, specializing in portfolio solutions, risk management and valuation policy. Before founding her consulting firm, Ms. Polsky served as Managing Director and Head of Client Financing Services with Merrill Lynch & Co., Inc. from 2000 to 2002, and as Managing Director and Chief Risk Officer at Morgan Stanley from 1995 to 2000. Ms. Polsky also served as Head of the Hedge Fund Business and Head of Derivatives in the US and Europe at Bankers Trust Company from 1990 to 1995. She began her career at Citibank NA in 1980, where she started the FX Options business and later Co-Headed Citibank’s Derivative Business in North America. Since 2007, Ms. Polsky has served on the board of directors of Piper Jaffray Companies.

Margaret D. Tutwiler has served as Executive Vice President and Head of Communications and Government Relations since August 2010. Prior to joining CIT, Ms. Tutwiler served as Senior Vice President and Head of Global Communications and Public Affairs of Merrill Lynch and Bank of America Corporation from December 2007 to February 2009. Before that she was Head of Global Communications and Government Relations of NYSE Euronext (NYSE: NYX) and its predecessor company NYSE Group, Inc. from 2004 to December 2007. Ms. Tutwiler has also spent 16 years in government service, including various senior level positions in the Reagan and both Bush Administrations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires CIT’s directors, certain officers and persons who own more than 10% of a registered class of CIT’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Certain officers, directors and greater than 10% stockholders also are required by SEC rules to furnish CIT with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Forms 3, 4 and 5 and any amendments thereto furnished to CIT and written representations made to CIT, CIT believes that all Section 16(a) filing requirements were timely met during 2013.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Financial and Business Highlights

We have made significant progress since 2010 in returning the Company to profitability and building the foundation for long-term shareholder value creation. 2013 was a year of meaningful improvement for us, as shown in the chart below:

(dollars in millions, except EPS)	Years Ended Dec. 31,
	2012	2013	Change	Compensation Element
Pre-Tax Income*	$(454.8)	$774.1	+$1,228.9	2013 Short-Term Incentive
Committed Lending Volume*	$11,256	$12,698	+$1,442	2013 PSUs
Net Finance Margin*	(0.24%)	4.28%	+4.52%	2013 PSUs
Fully Diluted Earnings Per Share (“EPS”)	($2.95)	$3.35	+$6.40	2014 PSUs
Pre-Tax Return on Average Earning Assets* (“ROA”)	(1.40%)	2.30%	+3.70%	2014 PSUs

*	The Company’s Pre-Tax Income results during 2012 and 2013 were impacted by debt redemption charges and OID acceleration (Adjusted Pre-Tax Income); additionally, Committed Lending Volume, Net Finance Margin and Pre-Tax Return on Average Earning Assets are “non-GAAP financial measures.” For information about how these measures are calculated, please see below under the heading “Non-GAAP Financial Measures.”

These key financial metrics help measure long-term shareholder value, and all were either incorporated in our 2013 incentive compensation programs or will be utilized in 2014: 2013 short-term incentive (“STI”) awards were funded through a pool that is directly linked to our pre-tax income; 2013 long-term incentive awards were granted in the form of performance share units (“PSUs”) that vest based on Committed Lending Volume and Adjusted Net Finance Margin over the 2013-2015 period; and in 2014, our PSUs will vest based on EPS and ROA over the 2014-2016 period.

These measures also demonstrate alignment with our shareholders’ interests for 2013 as our 1-year total shareholder return was 35.1% (up from 10.8% in 2012) and book value per share increased from $41.49 in 2012 to $44.78 in 2013.

Our performance and business highlights against our long-term corporate objectives also include the following:

Hiring and Retaining Key Personnel	–	Built out executive team

Restructuring and Refining	–	Sold more than $10 billion of non-core assets
Our Business Model	–	9 consecutive quarters of increased commercial asset growth; 8% increase in 2013

Developing and	–	Refinanced over $31 billion of high-cost debt
Implementing Plans to	–	Reduced funding costs from 6% to under 3.1%
Reduce Funding Costs	–	Multiple debt ratings upgrades

Advancing Risk	–	Made significant investments in infrastructure
Management, Compliance and Control	–	Cease and desist order lifted on CIT Bank and written agreement terminated with FRBNY

Expanding CIT Bank	–	Successfully transferred business obligation platforms from CIT to CIT Bank
	–	Launched online bank
	–	Increased commercial loans/leases to over $13 billion (approximately 40% of CIT’s total commercial assets)
	–	Deposits represent 36% of CIT’s total funding

Beginning to Return Capital	–	Over 4 million shares ($193 million) repurchased in 2013; incremental $300 million authorized for 2014
	–	Reinstated quarterly dividend in the fourth quarter of 2013

Executive Compensation Design

The Compensation Committee of the Board of Directors (the “Compensation Committee”) established the following target total compensation structure at the beginning of 2013 for Mr. Thain, our Chairman and Chief Executive Officer (“CEO”). The structure is performance-based and strongly aligns his pay with shareholder interests, through at-risk compensation (87% at target) and compensation deferrals (70% at target) in equity-based vehicles that are subject to clawback:

■	Short-Term Incentive:
–	Performance-based and funded through an aggregate pool that is tied directly to company profitability (pre-tax income).
–	Earned from 0-200% of target, based on achievement of balanced scorecard of pre-established goals (60% of which are objective, quantitative measures).
–	Subject to a formulaic weighting between cash (25% at target) and performance-based restricted stock units “PBRSUs” (75% at target) with an increasingly larger portion allocated to PBRSUs at higher short-term incentive values. PBRSUs vest over three years subject to an additional pre-tax income vesting hurdle.
■	Long-Term Incentive: PSUs earned from 0-150% of target, based on achievement of aggregate Committed Lending Volume* and average Adjusted Net Finance Margin* over a three-year period.

We received strong support from shareholders for our executive compensation program last year, with approximately 98% of the votes cast in favor of our advisory resolution. However, based on feedback received from our stakeholders (including through our ongoing outreach to institutional shareholders and proxy advisory firms) and regulators, the Compensation Committee implemented the following refinements to our program to further strengthen pay-for-performance and risk balancing of our incentive compensation arrangements:

■	Performance-Based Vesting. PBRSUs granted in 2014 as part of our 2013 short-term incentive will continue to vest ratably over three years, but vesting for each tranche will be subject to an additional performance hurdle (if cumulative Adjusted Pre-Tax Income* for the three years preceding each scheduled vesting date is negative, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest). We believe that time-based vesting along with an additional pre-tax income performance hurdle better aligns with long-term shareholder interests.
■	Stronger clawback provisions. The non-solicitation clawback provisions on the PBRSUs granted in 2014 as part of our 2013 short-term incentive will be broadened to cover PBRSUs that vested in the prior 12 months (in addition to unvested PBRSUs), similar to all other clawback provisions. We believe that this change reinforces our goal of prudent risk management.
■	Reduced maximum short-term incentive payout. The maximum payout for our 2014 short-term incentive will be 150% (compared to 200% in prior years), the same as our long-term incentive. We believe that this change will create a more balanced pay-for-performance program, aligning the payout opportunities for our short-term and long-term incentives.
■	Updated long-term incentive metrics. Starting with the 2014 grant, PSUs will be earned over a three-year period based on EPS and ROA, which will be weighted 75% to EPS and 25% to ROA. We believe that these metrics strongly align our executives’ long-term incentive opportunities with our go-forward strategy, external reporting, and risk balancing.

2013 Pay Determinations

Our improved financial performance was reflected in the pay determination for our CEO, who received a short-term incentive award of $5,750,000, paid $1,362,500 (24%) in cash and $4,387,500 (76%) in deferred PBRSUs. In making its pay determination, our Compensation Committee utilized a scorecard of quantitative (60%) and qualitative (40%) goals and objectives set at the beginning of the year, as described in more detail under the heading “2013 Goals and Objectives, Performance Assessment and Short-Term Incentive Determination.” The PSUs granted in the first quarter of 2013 will be earned at the end of the 2013 to 2015 performance period, and are shown below at target. The determination of 2013 total direct compensation for our CEO and other named executive officers (“NEOs”) is summarized below. While not mandated by SEC rules, we have voluntarily elected to disclose the compensation of Ms. Polsky, who would not otherwise be considered an NEO for 2013, to provide continuity with the 2012 NEO group. Raymond J. Quinlan was also an NEO for 2013, but his employment ended effective December 31, 2013.

2013 Direct Compensation for NEOs

$000s		Performance-Based/Compensation at Risk
		Short Term Incentive				Long- Term Incentive	2013 Total Direct Comp.	% Change From 2012	% of 2013 Total Direct Compensation
Name	Annual Salary	Cash	PBRSUs	Total	% of Target	PSUs			Perf.- Based	Deferred Equity
Thain, John A.	$1,000.0	$1,362.5	$4,387.5	$5,750.0	115%	$1,500.0	$8,250.0	0%	88%	71%
Chai, Nelson J.	$750.0	$1,075.0	$2,000.0	$3,075.0	119%	$675.0	$4,500.0	0%	83%	59%
Parker, Scott T.	$500.0	$1,118.0	$1,482.0	$2,600.0	113%	$500.0	$3,600.0	0%	86%	55%
Knittel, C. Jeffrey	$500.0	$1,037.5	$1,337.5	$2,375.0	127%	$375.0	$3,250.0	0%	85%	53%
Polsky, Lisa K.	$500.0	$980.0	$1,145.0	$2,125.0	113%	$375.0	$3,000.0	0%	83%	51%

We believe the Total Direct Compensation values above, which differ from the values in the “2013 Summary Compensation Table,” fairly represent the components of compensation awarded to each executive in respect of performance during 2013. Additional information regarding compensation for each NEO for 2013 (inclusive of Ms. Polsky) is further described below, as well as in the footnotes and narrative accompanying the 2013 Summary Compensation Table and other required tables that follow.

*	Committed Lending Volume, Adjusted Net Finance Margin and Adjusted Pre-Tax Income are “non-GAAP financial measures.” For information about how these measures are calculated, please see below under the heading “Non-GAAP Financial Measures.”

COMPENSATION PHILOSOPHY AND KEY PRINCIPLES

The principles that guide our executive compensation programs and philosophy are:

1.	Attract, retain and motivate high quality executives and staff — compensation structure and levels should be prudent and aligned with performance and competitive with the market.
2.	Pay for performance / meritocracy — reward executives and employees based on a combination of short-term and long-term company, business and individual performance, using external competitive market data and trends as a reference.
3.	Reinforce long-term view of CIT performance and value creation — through the significant use of deferred equity-based awards and long-term equity ownership requirements, provide alignment with shareholders over an extended three-year performance period.
4.	Make compensation decisions in accordance with strong governance, oversight, and risk management — evaluate performance over relevant performance cycles, and ensure incentive compensation is appropriately balanced and does not encourage unnecessary and excessive risk; fixed and variable components should be appropriate for the roles and responsibilities of individuals or groups of employees.

OUR BEST PRACTICES

     What We Do:

■	Short-term incentives are performance-based and payable in cash and PBRSUs. No PBRSUs are awarded unless a short-term incentive is earned.
■	Short-term incentive pools are funded based on our pre-tax income performance, and earned only if the individual attains minimum pre-established goals.
■	A significant portion of our NEOs’ short-term incentive is based on measurable, objective goals.
■	PBRSUs (part of our short-term incentive) and PSUs (long-term incentive) are deferred over three years, vest based on performance against pre-established goals, and are subject to clawback provisions that extend beyond vesting.
■	Executives are required to comply with stock ownership and retention requirements.
■	Our Compensation Committee receives input from an independent compensation consultant.

     What We Don’t Do:

■	No golden parachute tax gross-ups.
■	No new employment contracts.
■	No participation in executive pension arrangements for executives hired after 2006.
■	No excessive perquisites.
■	No repricing of underwater stock options.
■	No grants of discounted stock options.
■	No grants of stock options with reload provisions.
■	No single-trigger change of control provisions in our equity-based awards granted after 2010.
■	No hedging or monetization of CIT securities, including PBRSU, RSU and PSU awards, for all employees, including our NEOs.

2013 EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee established, at target value, the following elements as part of each NEO’s total compensation for 2013, which were unchanged from 2012:

Name and Position (as of January 1, 2013)	Annual Base Salary	Short- Term Incentive	Long- Term Incentive	Target Total Comp.
John A. Thain,
Chairman of the Board and Chief Executive Officer	$1,000,000	$5,000,000	$1,500,000	$7,500,000
Nelson J. Chai,
President, CIT Group Inc.	$750,000	$2,575,000	$675,000	$4,000,000
Scott T. Parker,
Executive Vice President & Chief Financial Officer	$500,000	$2,300,000	$500,000	$3,300,000
C. Jeffrey Knittel,
President, Transportation Finance	$500,000	$1,875,000	$375,000	$2,750,000
Lisa K. Polsky,
Executive Vice President and Chief Risk Officer	$500,000	$1,875,000	$375,000	$2,750,000
Raymond J. Quinlan*
Executive Vice President, Banking	$500,000	$1,250,000	$250,000	$2,000,000

*	While a target was set for Mr. Quinlan, he did not actually receive a short-term incentive award for 2013 because his employment ended effective December 31, 2013.

Target total compensation levels were established consistent with reference to market pay levels for similar positions and scope of responsibilities. The Compensation Committee believes this structure appropriately balances total compensation with both the short-and long-term strategies and the risk appetite and framework of the Company, while emphasizing certain key performance objectives.

The components of our NEOs’ 2013 compensation structure are summarized below:

Type	Component	Form	Features
Fixed Compensation	Annual Base Salary	Cash	■	About 18% of target total compensation (13% for the CEO and 19% for the President).
			■	Capped at $500,000 for all NEOs, other than for the CEO ($1,000,000) and President ($750,000).
			■	Intended to provide a level of predictable income that reflects each executive’s level of responsibility, expertise and experience.
Performance- Based, At-Risk Compensation	Short-Term Incentive	Cash & PBRSUs	■	About 68% of target total compensation (66% for the CEO and 64% for the President).
			■	Granted after end of performance year in Q1 2014, partially in cash and partially in PBRSUs.
			■	Funded based on a formula linked to our pre-tax income.
			■	Earned from 0-200% based on the achievement of a balanced scorecard of previously-established goals.
			■	At target, paid 25% in cash and 75% in PBRSUs for our CEO, 37% in cash and 63% in PBRSUs for our President, and 49% in cash and 51% in PBRSUs on average for our other NEOs.
			■	PBRSUs vest over three years subject to an additional performance-hurdle (if cumulative Adjusted Pre-Tax Income for the prior three years is negative, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest).
			■	PBRSUs are subject to forfeiture and/or recoupment beyond vesting, as described more fully below under “Clawback Provisions.”
			■	Unvested PBRSUs are subject to forfeiture if the grantee solicits clients and/or CIT employees within one year following termination of employment. Unvested PBRSUs are also subject to forfeiture if the grantee retires from CIT to work for a competitor.
	Long-Term Incentive	PSUs	■	About 14% of target total compensation (20% for the CEO and 17% for the President).
			■	Granted at the beginning of the performance year in Q1 2013.
			■	Earned from 0-150% based on the achievement of pre-established quantitative metrics measured at the end of a three-year period.
			■	Performance measures have a minimum threshold level of performance that must be achieved to trigger any payout.
			■	Subject to forfeiture and/or recoupment during and for up to 24 months following the three-year performance period.

Base Salary

The Compensation Committee reviewed base salary recommendations in February 2013 and February 2014, and determined not to increase the base salaries of any of our executive officers, including the NEOs, for 2013 and 2014. A maximum annual salary limit of $1,000,000 was maintained for Mr. Thain, of $750,000 for Mr. Chai and of $500,000 for all other executive officers during 2013.

Short-Term Incentive

For 2013, short-term incentive awards were determined at year end based on annual performance, and were paid partially in cash and partially in deferred PBRSUs. No PBRSUs were awarded unless an individual earned a short-term incentive award, since the PBRSUs were not determined independently from the short-term incentive. Short-term incentives were earned only to the extent individual performance met threshold levels of performance for the executive’s annual goals and objectives, which were set at the beginning of the year. An individual’s short-term incentive award could range from 0% to a maximum of 200% of target based on the year-end assessment, using a five-point performance scale, as described further below.

Annual short-term incentives for all employees, including our executive officers, were subject to the same formulaic weighting between cash and PBRSUs, which allocates an increasingly larger portion to PBRSUs at higher annual short-term incentive values. Allocations were subject to a minimum deferral of 50% of overall incentive compensation for our executive officers, which we established in anticipation of the implementation of the rules currently proposed under the Dodd-Frank Act. This weighting helps both to align compensation over several years with the creation of value for shareholders and to balance incentive compensation with prudent risk management.

Funding of Company Pool

In February 2013, the Compensation Committee determined that the pool available for the 2013 annual short-term incentive funding for all employees globally would be calculated based on a specified percentage of Pre-Tax Income. The use of Pre-Tax Income provides an objective measure that strengthens the link between the Company’s overall performance and overall employee compensation levels. Annual short-term incentive funding covers all employees (including the NEOs), other than those employees who participate in commission-based sales incentive plans (less than 10% of total incentive expense), and includes both the cash incentive and deferred PBRSU elements of total compensation.

In February 2014, in accordance with the formula pre-established in February 2013, the Compensation Committee authorized 2013 total short-term incentive funding of 111% of target based on Pre-Tax Income results of 109% of target.1 The final allocation of short-term incentives, including those for the NEOs (other than Mr. Quinlan, who did not earn a short-term incentive for 2013), was based on individual performance assessments against pre-determined goals and objectives.

2013 Goals and Objectives, Performance Assessment and Short-Term Incentive Determination

In order to provide greater transparency to shareholders, the Committee determined that a significant portion of the 2013 goals and objectives for each executive officer would be based on measurable, objective goals. Goals (and any sub-goals), whether quantitative or qualitative, were assigned a weighting, and rated on a five-point scale (from Does Not Meet to Significantly Exceeds), with each rating corresponding to an associated payout level for that goal (0% to a maximum of 200%, interpolated for quantitative goals). Our NEOs’ 2013 goals and objectives, along with associated weightings, performance assessment, and pay determinations, where applicable, are provided below:

Mr. Thain, Chairman and Chief Executive Officer

Mr. Thain’s 2013 goals, objectives and relative weightings were set at the beginning of the year by the Compensation Committee and approved by the Board, and directly aligned with the Company’s primary goals. For 2013, the relative weighting of Mr. Thain’s quantitative goals and objectives was increased to 60% (from 40% in 2012) of the overall total. After the end of the performance year, Mr. Thain’s performance was reviewed by the Compensation Committee (and its independent advisors) in executive session in February 2014. The Committee in turn discussed their assessment with the full Board.

The material considerations identified by the Compensation Committee in making its determination are shown below. In exercising discretion, the resulting calculated short-term incentive value for the CEO was adjusted lower by the Compensation Committee and the Board to a rounded amount.

As a result, Mr. Thain was awarded a short-term incentive of $5,750,000 for 2013 performance, which equates to 115% of his short-term incentive target of $5,000,000, resulting in $8,250,000 in total compensation for the year, which remains unchanged from 2012.

[1]	In determining the short-term incentive funding, the Compensation Committee decided to adjust Pre-Tax Income downward for the impact of restructuring charges, the tax agreement settlement, and lower than budgeted credit losses.

Goal/Objective	Weighting	Target STI	Performance	Payout %	Calculated STI Value
Quantitative Criteria	60%	$3,000,000		134%	$4,007,555
A. Pre-Tax Income	10%		109% of target[2]	134%
B. Operating Expenses	10%		99% of target[3]	93%
C. Funded New Business Volume	10%		121% of target	140%
D. Total Capital Ratio	5%		133% of target	100%[4]
E. Liquidity (Stressed Capital)	5%		320% of target	200%
F. Provision for Credit Losses (% of Average Earning Assets (“AEA”) Commercial Segments)	10%		182% of target	150%[5]
G. CIT Bank Assets	10%		115% of target	135%
Qualitative Criteria	40%	$2,000,000		88%	$1,768,443
A. Risk / Regulatory / Compliance 1. Maintain “tone at the top” focus on compliance 2. Manage business / risk balance 3. Continue focus on relationships with regulators	20% 6.7% 6.7% 6.7%	$1,000,000	Meets Meets Meets	100% 100% 100% 100%	$1,000,000
B. Strategic Vision 1. Build Maritime Finance 2. Continue focus on growing Commercial Real Estate and Equipment Finance 3. Expand CIT Bank capabilities 4. Develop funding for U.K. business	10% 2.5% 2.5% 2.5% 2.5%	$500,000	125% Meets Partially Meets Partially Meets	87% 148% 100% 50% 50%	$435,110
C. Talent Management / Employee Engagement 1. Initiate Management Development Program 2. Maintain positive employee morale 3. Emphasize diversity in hiring, retention & promotion	10% 3.3% 3.3% 3.3%	$500,000	Does Not Meet Meets Meets	67% 0% 100% 100%	$333,333
Total Calculated STI Value				116%	$5,775,998
Actual STI Value				115%	$5,750,000

Specific 2013 accomplishments for our CEO are highlighted below:

Quantitative Criteria (60%)

n	Outperformed or significantly outperformed target on five out of seven pre-established goals: pre-tax income, funded new business volume, liquidity and CIT Bank assets, while appropriately focusing on risk management.
n	Began returning capital to shareholders while maintaining a strong total capital ratio but underperformed the operating expense target for the year (excluding items such as the Q4 tax settlement and restructuring costs, as noted).
n	Resulted in 134% payout of target for this category overall.

Qualitative Criteria (40%)

n	Risk/Regulatory/Compliance (20%): new compliance system implemented; successfully grew business while maintaining excellent credit metrics; written agreement terminated by the Federal Reserve Bank of New York. Resulted in 100% payout for this category.
n	Strategic Vision (10%): significantly outperformed target for building maritime finance, with new business volume at 125% of target; combined new business volume for commercial real estate and equipment finance slightly above target levels; while CIT Bank assets grew, there was limited expansion of commercial product capabilities; we continue to evaluate a broader funding strategy for the UK business. Resulted in 87% payout of target for this category.
n	Talent Management/Employee Engagement (10%): while a corporate-wide management development program was not initiated during 2013, a roll-out is scheduled for 2014; reinstated employee survey with results indicating favorable sustainable engagement rating, and strong employee participation in volunteer and community initiatives, including annual food drive; made progress on diversity hiring and promotions across the company. Resulted in 67% payout of target for this category.
n	Resulted in 88% payout of target for this category overall.

[2]	See footnote 1 on previous page.

[3]	Operating expenses used to determine payout excluded charges related to the tax agreement settlement and restructuring costs.

[4]	Payout % for Total Capital Ratio capped at 100%.

[5]	Payout % for Provision for Credit Losses capped at 150%.

Other NEOs

Goals and objectives for each of the NEOs, other than for the CEO, were also pre-determined by the Compensation Committee at the start of 2013 and aligned with the overall company goals for the year. Individual and business goals represented 75% of the overall weighting; the remaining 25% reflected company-wide / shared goals among Executive Management Committee (“EMC”) members, which includes our NEOs, as shown below:

Shared/Company goals for all members of the EMC, including our NEOs (other than the CEO), included achieving total company performance targets for Pre-Tax Income and Operating Expenses (as a % of AEA), along with employee engagement objectives. Based on our operating results, these measures were determined to have been exceeded (pre-tax income, employee engagement) or underperformed target (operating expenses), resulting in a category payout at 114% of target for all EMC members, including our NEOs (other than the CEO).

The CEO reviewed the performance of each member of the EMC, including each NEO (other than Mr. Quinlan, who did not earn a short-term incentive for 2013), and his assessment of performance across each goal /objective category was reviewed and approved by the Compensation Committee. The table below summarizes the weighted payouts for each of the NEOs, and is accompanied by 2013 performance highlights, which are representative of the results and sub-goals that were assessed by the CEO. Payouts all fall within a range of 100% to 150% of target, which generally aligns with performance assessments on the five-point scale between “meets” and “exceeds” targets, and are shown before and after rounding by the Compensation Committee.

	Weighting	Target STI	Payout %	Calculated STI Value	Actual STI Value
Nelson J. Chai		$2,575,000	119%	$3,054,202	$3,075,000
A. Financial/Credit	40%	$1,030,000	111%	$1,141,192
B. Strategic/Business Development/Operational	15%	$386,250	126%	$486,250
C. Risk/Regulatory/Governance	10%	$257,500	120%	$309,000
D. Talent	10%	$257,500	150%	$386,250
E. Shared/Company	25%	$643,750	114%	$731,510
Scott T. Parker		$2,300,000	115%	$2,638,307	$2,600,000
A. Financial/Credit	45%	$1,035,000	114%	$1,179,919
B. Operational	10%	$230,000	100%	$230,000
C. Risk/Regulatory/Governance	10%	$230,000	100%	$230,000
D. Talent	10%	$230,000	150%	$345,000
E. Shared/Company	25%	$575,000	114%	$653,387
C. Jeffrey Knittel		$1,875,000	127%	$2,372,970	$2,375,000
A. Financial/Credit	40%	$750,000	131%	$979,079
B. Strategic/Business Development/Operational	15%	$281,250	126%	$354,988
C. Risk/Regulatory/Governance	10%	$187,500	120%	$225,000
D. Talent	10%	$187,500	150%	$281,250
E. Shared/Company	25%	$468,750	114%	$532,653
Lisa K. Polsky		$1,875,000	115%	$2,164,922	$2,125,000
A. Financial/Credit	20%	$375,000	123%	$460,394
B. Strategic/Business Development/Operational	15%	$281,250	100%	$281,250
C. Risk/Regulatory/Governance	30%	562,500	117%	$656,250
D. Talent	10%	187,500	125%	$234,375
E. Shared/Company	25%	468,750	114%	$532,653
Raymond J. Quinlan*		1,250,000	N/A	N/A	N/A
A. Financial/Credit/Operational	40%	500,000
B. Liability Management	15%	187,500
C. Risk/Regulatory/Governance	10%	125,000
D. Talent	10%	125,000
E. Shared/Company	25%	312,500

*	While a target was set for Mr. Quinlan, he did not actually receive a short-term incentive award for 2013, because his employment ended effective December 31, 2013.

Specific 2013 accomplishments for our NEOs, other than our CEO and Mr. Quinlan, are highlighted below:

Mr. Chai

■	Exceeded pre-tax income, and met or exceeded net revenue, committed volume and operational expense targets for Corporate Finance; exceeded pre-tax income and met net revenue, factored volume and operational expense targets for Trade Finance; underperformed financial targets for Vendor Finance.

■	Exceeded new business volume goals for Commercial Real Estate; underperformed for equipment finance.

■	Significantly exceeded risk performance metric targets for all businesses and maintained strong underwriting standards consistent with budgeted credit quality; promoted strong compliance culture.

■	Aligned management structure and initiated sub-scale country consolidation in Vendor Finance to improve profitability and achieve significant run-rate savings from new streamlined operating model.

■	Grew group revenue through cross-segment referrals.

Mr. Parker

■	Exceeded financial metrics: led several transactions to divest non-core portfolios to significantly reduce operating expense run rate; continued to reduce funding costs and improved ALM position at CIT Bank; achieved debt ratings upgrade from all three rating agencies; improved the company’s cash and tax efficiency.

■	Developed, obtained necessary approvals for and successfully implemented the capital plan, including share repurchases and dividends.

■	Maintained strong compliance culture and improved regulatory and internal audit results.

■	Enhanced investor communication and outreach and access to management team.

■	Launched college internship and entry level training program; reorganized and simplified finance organization to align with new business reporting segments; enhanced talent development framework, incorporating employee engagement projects and rotation assignments to support career development.

Mr. Knittel

■	Achieved performance ranging from significantly exceeds to meets with respect to financial and credit targets for Transportation Finance, including pre-tax income, operating expenses, utilization rates (air and rail), and classified loan percentage.

■	Exceeded overall new business volume targets, which included commercial air, rail, maritime, business air and transportation lending.

■	Managed non-performing assets to close to zero, while maintaining air and rail utilization rates at high levels.

■	Continued to promote a strong risk and compliance culture, including developing a compliance portal within Transportation Finance.

■	Successfully executed a talent management strategy for Transportation Finance, which included expanded intern programs, succession planning and resulted in increased internal placement rate and strong results on employee survey.

Ms. Polsky

■	Successfully remediated risk-related regulatory issues.

■	Achieved risk balanced growth and significantly exceeded most portfolio target performance metrics, including classified loan percentage, delinquencies, non-accruals, credit loss percentage and credit grade error rate.

■	Substantially improved and harmonized Risk Appetite and Limit Framework for CIT Bank and the Bank Holding Company.

■	Implemented new enterprise-wide compliance system and built out forward-looking tools (key risk indicators, watch lists) across risk categories.

■	Continued to improve risk balancing within CIT’s incentive compensation arrangements, including changes to long-term incentives and sales plans, and covered employee identification framework.

As described above, 76% of the annual short-term incentive was paid in PBRSUs for our CEO and 59% on average for our other NEOs (excluding Mr. Quinlan). Accordingly, on February 20, 2014, we granted PBRSUs with the following grant date values to our NEOs (excluding Mr. Quinlan): Mr. Thain — $4,387,500, Mr. Chai — $2,000,000, Mr. Parker — $1,482,000, Mr. Knittel — $1,337,500, Ms. Polsky — $1,145,000. The PBRSUs are deferred over a period of three years and will increase or decrease in value in connection with the movement of CIT’s common stock price, and accumulate the equivalent value of dividends that may be declared and become issuable during the vesting period. The PBRSUs are scheduled to vest in three equal installments over three years if the cumulative Adjusted Pre-Tax Income for the three years prior to each vesting date is positive. If cumulative Adjusted Pre-Tax Income for the prior three years is negative, the Compensation Committee will determine whether a portion, if any, of the PBRSUs will vest. Additionally, all or a portion of the PBRSUs may be canceled, and PBRSUs that have vested within the prior 12 months may be recovered, as described more fully below under the heading “Other Features of Our Compensation Program — Clawback Provisions.” In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances. Adjusted Pre-Tax Income is a “non-GAAP financial measure.” For information about how this measure is calculated, please see below under the heading “Non-GAAP Financial Measures.”

Long-Term Incentive

For performance year 2013, the Compensation Committee awarded PSUs to the fourteen members, at the time, of the EMC, including our NEOs. In particular, on March 5, 2013, we granted PSUs for the 2013-2015 performance period with the following grant date target values to our CEO and other NEOs: Mr. Thain — $1,500,000, Mr. Chai — $675,000, Mr. Parker — $500,000, Mr. Knittel — $375,000, Ms. Polsky — $375,000, Mr. Quinlan — $250,000.

PSUs complement the other elements of total compensation by incenting our NEOs to focus on growth and profitability over a three-year period, with clawbacks designed to discourage inappropriate or excessive risk. Both our Chief Risk Officer (“CRO”) and Pay Governance LLC (“Pay Governance”), the Compensation Committee’s independent advisor, provided direct input into the design of our PSUs.

PSUs link executive compensation with the Company’s financial performance over a three-year period while maintaining a significant portion of total compensation in equity ownership. The awards become payable only if CIT achieves certain growth and margin targets for the 2013-2015 performance period, while also managing risk. PSU share payouts may increase or decrease from the target grant, with the actual number of shares ranging from 0% to a maximum of 150% of the target grant — down from a maximum of 200% applicable to the 2012-2014 PSUs. The number of PSUs that ultimately may vest is based on performance against two equally-weighted pre-established performance measures: aggregate Committed Lending Volume and average Adjusted Net Finance Margin. Committed Lending Volume and Adjusted Net Finance Margin are “non-GAAP financial measures.” For information about how these measures are calculated, please see below under the heading “Non-GAAP Financial Measures.”

Both performance measures have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved for either performance measure, then no portion of the PSU target will be payable. Achievement against each performance measure, weighted equally, is calculated independently of the other performance measure, and when added together can amount to up to a maximum of 150% of the PSU target.

All or a portion of PSUs may be canceled during the performance period, and vested PSUs may be recovered for up to 24 months following the performance period, as described more fully below under the heading “Other Features of Our Compensation Program — Clawback Provisions”. In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances.

COMPENSATION DECISIONS FOR 2014

Our executive compensation program will continue to evolve in support of CIT’s transformation and to help position the Company for future profitability. For 2014, the Compensation Committee has introduced the following changes to our executive compensation program:

Reduced Maximum Short-Term Incentive Payout

In November 2013, the Compensation Committee determined that for 2014 the individual annual short-term incentive would be capped at 150% of target (compared to 200% in prior years) for all executive officers, including our NEOs. We believe that aligning the maximum payout opportunity for our short-term and long-term incentive programs is consistent with CIT’s efforts to prudently balance risk and reward, and is consistent with market practice as compared to large banking organizations and our proxy peer group.

Grant of 2014-2016 PSUs with New Metrics

On February 20, 2014, we granted PSUs for the 2014-2016 performance period with the following grant date target values to our NEOs: Mr. Thain — $2,000,000 (vs. $1,500,000 in 2013), Mr. Chai — $750,000 (vs. $675,000 in 2013), Mr. Parker — $600,000 (vs. $500,000 in 2013), Mr. Knittel — $750,000 (vs. $375,000 in 2013), Ms. Polsky — $450,000 (vs. $375,000 in 2013). PSU share payouts may increase or decrease from the target grant, with the actual number of shares ranging from 0% to a maximum of 150% of the target.

The number of PSUs that ultimately may vest is based on performance against two pre-established performance measures: Fully Diluted EPS6, weighted 75%, and pre-tax ROA, weighted 25% (compared to Aggregate Committed Lending Volume and Average Net Finance Margin for prior PSUs grants). We believe that EPS and pre-tax ROA are appropriate measures for our long-term performance going forward, because they support CIT’s long-term strategic operating plan and externally reported measures. In addition, these or similar metrics are also more consistently used by other large banking organizations and members of our peer group. Both performance measures have minimum threshold levels of performance that must be achieved to trigger any payout. Pre-tax ROA is a “non-GAAP financial measure.” For information about how these measures are calculated, please see below under the heading “Non-GAAP Financial Measures.”

The balance of equity-based incentives for performance during 2014 will be awarded in the form of PBRSUs as part of the 2014 Short-Term Incentive.

6	Fully Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding, increased by the weighted average potential impact of dilutive securities. The Company’s potential dilutive instruments include unvested restricted stock unit (“RSU”) and performance-based restricted stock unit (“PBRSU”) grants, performance share unit (“PSU”) grants, and stock options.

Revised Long-Term Incentive and Total Compensation Targets

Following a review of pay practices of our proxy peer group during 2013, and in consultation with its advisers, in February 2014 the Compensation Committee (and Board for the CEO) decided to increase both the target total compensation and long-term incentive amounts for our NEOs, which were unchanged since 2012. For Mr. Thain, the entire increase in the compensation target was made through an increase in target long-term incentive; for the other NEOs, the increase was made in a mix between both long-term and short-term incentive targets. Mr. Chai’s target total compensation was increased in recognition of his expanded role as President of CIT Group Inc. and North American Commercial Finance, and Chairman and CEO of CIT Bank; Mr. Knittel’s compensation target was increased significantly in acknowledgment of his expanded role as President of Transportation and International Finance, effective January 1, 2014. Increases were also provided to Mr. Parker and Ms. Polsky based on market adjustments.

Name and Position (as of January 1, 2014)	Annual Base Salary	Short- Term Incentive	Long- Term Incentive	Target Total Comp.
John A. Thain, Chairman of the Board and Chief Executive Officer	$1,000,000	$5,000,000	$2,000,000	$8,000,000
Nelson J. Chai, President of CIT Group Inc. and North American Commercial Finance, and Chairman and Chief Executive Officer of CIT Bank	$750,000	$3,000,000	$750,000	$4,500,000
Scott T. Parker, Executive Vice President and Chief Financial Officer	$500,000	$2,500,000	$600,000	$3,600,000
C. Jeffrey Knittel, President, Transportation and International Finance	$500,000	$2,250,000	$750,000	$3,500,000
Lisa K. Polsky, Executive Vice President and Chief Risk Officer	$500,000	$2,050,000	$450,000	$3,000,000

COMPENSATION DECISION PROCESS

Role of the Compensation Committee

The Compensation Committee is composed entirely of independent directors, as determined under the criteria established by NYSE and CIT corporate governance guidelines. The Compensation Committee oversees compensation and benefits policies for our executive officers and other employees, the performance and compensation of CIT’s executive officers, and succession planning. A key function of Compensation Committee oversight is to ensure, together with the Risk Management Committee, that such programs appropriately balance risk and financial results and do not encourage excessive risk taking. The responsibilities of the Compensation Committee are outlined in the Compensation Committee’s charter, which can be found on CIT’s website at http://www.cit.com/about-cit/corporate-governance/board-committees/index.htm.

Compensation recommendations for our NEOs, other than for the CEO, are made by our CEO to the Compensation Committee. These recommendations reflect his assessment of each executive based on business or functional results, as well as the achievement of strategic corporate priorities, overall company results and individual performance. The role of management in supporting the CEO in making such recommendations is more fully described below under the heading “Role of Management”. The Compensation Committee reviews the recommendations of the CEO, assesses the recommendations for reasonableness, and approves all compensation changes affecting our executive officers in its sole discretion.

The Compensation Committee separately considers the performance of our CEO, and following a review and discussion, submits a compensation recommendation to the full Board for approval.

Role of Independent Compensation Advisers

The Compensation Committee engages Pay Governance to advise it on all matters relating to the compensation and benefits of our executive officers, including the determination of annual NEO compensation described above. The Compensation Committee has determined that Pay Governance is independent after assessing its provision of services, fees, conflict of interest policies, relationship with Compensation Committee members, company stock ownership and relationship with executive officers, in accordance with SEC rules and the NYSE guidelines. The Compensation Committee directly retains Pay Governance independently from CIT management, and CIT does not utilize Pay Governance or any of its affiliates for any other purpose. No specific instructions or directions were provided to Pay Governance by CIT regarding the performance of their duties. Representatives from Pay Governance attend the Compensation Committee meetings regularly and conduct studies of compensation issues related to the design of our executive officer compensation programs at the request of the Compensation Committee. Pay Governance and the Compensation Committee rely on data from multiple sources to provide a frame of reference for compensation decisions made for each executive officer, such as: multiple third-party competitive market surveys (which may include Equilar, McLagan, ERI, Mercer and Towers Watson); publicly available information (peer group proxy statements); and historical compensation data for executive officers.

The Compensation Committee has authorized Pay Governance to interact with CIT’s management to obtain or confirm information, as needed, on behalf of the Compensation Committee. During 2013, CIT did not engage any other external consulting firm to support management in generating data and analysis for its presentations and recommendations to the Compensation Committee related to total compensation decisions for our executive officers.

Role of Senior Management

The recommendation for the overall pool available for 2013 annual short-term incentive funding was made by our senior management team, including our CEO, President, Chief Financial Officer (“CFO”), Chief Administrative Officer, Chief Human Resources Officer, and CRO. Business segment and corporate function pool allocations were recommended based on management’s assessment of performance against pre-established 2013 goals and objectives, an overall risk assessment, as well as market competitiveness. Company-wide incentive funding and final pool allocations were approved by the Compensation Committee and reviewed by the CRO. Members of the EMC, as well as other senior managers, are responsible for making incentive recommendations for eligible employees. The annual recommendation process is coordinated by Corporate Human Resources personnel.

Role of Risk Management

Our CRO and other senior members of the Risk Management Group are fully integrated in the overall design and operation of the Company’s incentive compensation arrangements. In addition, Risk Management partners with Human Resources to coordinate regular joint interaction with the Compensation Committee and Risk Management Committee of the Board to support strong governance and oversight regarding issues related to risk balancing within our incentive compensation practices.

Risk Management and Human Resources work closely to maintain and evolve our approach to balancing risk and incentives. Our key areas of focus include: (1) Executive Management Goals — review incentive compensation design and identify specific risk goals for our senior executives, including our NEOs, and Covered Employees (as defined below under the heading “Identification of Covered Employees”); (2) Overall Short-Term Incentive Pool — identify credit/risk metrics and other qualitative risk factors to be evaluated with financial performance, used to determine overall incentive pool and allocation to businesses; (3) Executive Management Compensation — develop and enhance PBRSU and PSU design including appropriate revisions to performance measures, clawback triggers, leverage and vesting provisions; (4) Compensation Policies and Procedures — develop compensation policies and procedures supporting our business objectives that are consistent with our risk appetite and framework, and regulatory requirements; (5) “Covered Employees” — develop and maintain framework for identifying individual and groups of employees who may expose the Company to material risks, and foster strong awareness of risk balancing for incentive compensation arrangements; and (6) Annual Assessment — review and proactively identify and/or assess risks associated with the Company’s incentive compensation arrangements.

Since 2009, CIT has conducted an annual assessment of the risks associated with our incentive compensation arrangements. During 2013, the Risk Management Group, together with Internal Audit, evaluated each business segment focusing on outlier behaviors and performance across four broad categories: outsized losses, transparency, risk balancing, and support for risk initiatives. Overall rankings for each segment were determined based on a five-point scale, with input solicited from across the risk and audit organizations, including: Credit, Operational Risk, Loan Risk and Review, Problem Loan Management, Model Risk, Insurance Risk, Information Risk, Business Continuity and Disaster Recovery, Compliance and Internal Audit. Based on this assessment, our CRO and the Head of Enterprise Risk Management independently determined that none of CIT’s incentive compensation plans encourage imprudent or excessive risk and presented their findings at two joint meetings of the Compensation and Risk Management Committees, prior to both the determination of initial short-term incentive pools and the finalization of the short-term incentive pools. Prior to finalizing incentive recommendations as described above, risks were assessed to determine if any employees: (1) failed to show due regard for the risk inherent in their business activity; (2) failed to balance risk with financial results; or (3) exposed the firm to imprudent risks.

CIT and the Compensation and Risk Management Committees have reviewed CIT’s compensation policies and plans as they apply to all employees across all business segments to determine whether CIT’s employee compensation plans encourage imprudent or excessive risk-taking that may expose CIT to material business risks. In addition to reviewing the annual short-term incentive structure, pool funding and process, including CIT’s equity-based award design, the long-term incentive structure and three business segment sales incentive plans were reviewed. Based on a discussion of the review, the Compensation and Risk Management Committees concluded that CIT’s compensation plans for employees do not encourage risk-taking that is reasonably likely to have a material adverse effect on CIT.

Shareholder Advisory Vote on Compensation of NEOs

In 2011, pursuant to the compensation disclosure rules of the SEC, and implemented in connection with the Dodd-Frank Act, our shareholders determined that the Company should hold a non-binding advisory vote on the compensation of the Company’s NEOs (“Say on Pay Vote”) every year, consistent with the recommendation by management. Our next Say on Pay Vote will be held at the Annual Meeting.

While such votes are not binding on CIT, the Compensation Committee values the opinions of shareholders and will continue to consider the voting results, along with other relevant factors including corporate governance best practices and research, when making future compensation decisions for NEOs and other executive officers. At the Company’s 2013 Annual Meeting, approximately 98% of the votes cast on the Say on Pay Vote were voted in favor of the proposal (up from 80% for the prior year).

We took into consideration this strong support for our compensation program as well as other stakeholder feedback in determining the refinements to our 2014 program to strengthen pay-for-performance and risk management described in “Compensation Decisions for 2014” above. CIT and the Compensation Committee intend to continue to evaluate our executive compensation program annually and to take into account shareholder feedback.

Peer Companies and Benchmarking

With the assistance of Pay Governance, in 2011 the Compensation Committee identified a group of 18 peer companies to use for benchmarking purposes.

During 2013, the Compensation Committee reviewed the peer group again with Pay Governance, and changes were made to update the peer group to better align with CIT’s size and scope, as well as to better conform our methodology for identifying peer groups with those used by proxy advisory groups.

This revised group of 19 companies, listed below, represents a cross section of U.S.-based, publicly traded financial services companies with a generally non-proprietary focus, i.e., whose primary business is to serve institutional and/or retail clients.

• BB&T Corp.	• Huntington Bancshares Inc.	• People’s United Financial, Inc.
• City National Corp.	• KeyCorp	• Regions Financial Corp.
• Comerica Inc.	• Legg Mason	• SLM Corp.
• Discover Financial Services	• M&T Bank Corp.	• SunTrust Banks
• Fifth Third Bancorp	• New York Community Bancorp	• TCF Financial
• First Horizon National	• Northern Trust Corp.	• Zions Bancorporation
• Fiserv, Inc.	• SLM Corp.

The peer group above differs from the peer group used in prior years in the following ways: (a) removed Hudson City Bancorp and NYSE Euronext, due to pending mergers, Ameriprise Financial and Genworth Financial due to their size and business mix; and (b) added SunTrust Banks, Zions Bancorporation, People’s United, SLM Corporation, TCF Financial, and Legg Mason, also due to size and in order to improve overlap with our Global Industry Classification Standard and proxy advisory group peer companies. The revised peer group was used in particular for our decision-making for 2013 actual and 2014 target total compensation levels for our CEO, President, and CFO (roles for which public information is readily available).

Due to the varied nature of CIT’s businesses, certain of the peer companies are classified differently from CIT under the Global Industry Classification Standard, which is broadly used in the financial community to group similar companies. To assess the competitiveness of our executive compensation program, we analyze compensation data for peer companies as it is presented in annual proxy materials, as well as multiple third-party competitive market surveys provided by compensation consulting firms such as McLagan, Mercer, ERI and Towers Watson (“market data”).

While the Compensation Committee does consider external market data, it does not target a specific market position when determining executive compensation levels. In addition to referencing market data, as described above, the Compensation Committee considered current year performance and overall short-term incentive pool funding, prior year compensation history and compensation levels of other Company executives to provide context for 2013 compensation recommendations.

OTHER FEATURES OF OUR COMPENSATION PROGRAM

Clawback Provisions

CIT has had cancellation / recoupment provisions on equity-based awards in place since 2010. These provisions are broadly similar for each type of equity-based award and the provisions in the 2014 awards are summarized below:

PBRSUs — Both unvested awards and awards that have vested within the prior 12 months are subject to forfeiture/recoupment in the event of: (1) a material restatement of the Company’s financials; (2) circumstances resulting from Detrimental Conduct8; (3) violation of CIT’s risk policies and practices; (4) materially inaccurate financials or other performance metrics; and/or (5) a participant soliciting clients and/or other CIT employees within one year following termination of employment. In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances.

PSUs — Both unvested awards and awards that have vested but not yet been delivered are subject to forfeiture, as applicable, if any of the same five events applicable to PBRSUs listed above occurs. Additionally, vested PSU awards may be recovered for two years following the end of the three-year performance period in the event of the following: (1) the same five events applicable to PBRSUs listed above, other than in the event of a participant soliciting clients and/or other CIT employees; (2) if the Company’s Total Classified Exposure9 exceeds a pre-determined threshold; and/or (3) a consolidated, pre-tax GAAP loss10 occurs for either of the two years following the end of the performance period as a result of credit losses incurred with respect to loan and lease transactions originated and booked during the Performance Period. In each case, any determination will be made in the sole discretion of the Compensation Committee or its designee based on the underlying facts and circumstances.

Other Benefits

Our benefits programs are comparable to the programs provided generally by companies in our peer group and in the financial services industry. Executives participate in CIT’s benefits plans on the same basis as other employees, including retirement arrangements, healthcare coverage, life and accident insurance and disability coverage. CIT’s retirement arrangements are further described in this Proxy Statement under the heading “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” following the “2013 Pension Benefits” table that appears later in this Proxy Statement. Mr. Knittel is the only one of our NEOs for 2013 who participates in the Executive Retirement Plan, which has been closed to new participants since 2006. Other than grandfathered benefits under the Executive Retirement Plan, benefits payable under the CIT Retirement and Supplemental Retirement Plans were frozen as of December 31, 2012.

Since 2010, executive perquisites, such as financial planning, executive physicals and benefits programs have not been made available to executives. Other than a company-provided car and driver for Mr. Thain, no perquisites are provided to executives as part of the executive compensation program.

Severance and Change of Control Arrangements

Other than Mr. Knittel, none of our NEOs is party to an employment agreement with CIT. Mr. Knittel’s employment agreement includes a provision that allows him to terminate his employment with CIT for “Good Reason,” including but not limited to the failure by CIT to offer to renew his employment agreement prior to its expiration. On December 2, 2013, the Compensation Committee approved the extension of Mr. Knittel’s employment agreement until December 31, 2014 with no changes to any other provisions. Both the CEO and Compensation Committee review the employment agreement annually. The principal provisions of Mr. Knittel’s employment agreement are described in this Proxy Statement under the heading “Narrative Information Relating to Potential Payments Upon Termination or Change of Control.”

8	As defined in the Award Agreement, Detrimental Conduct generally includes conduct that constitutes Cause, commission of a crime, fraud or negligence that has caused harm or can reasonably cause harm to the Company, or the violation of banking laws or regulations.

9	“Total Classified Exposure” means consolidated credit exposure for all Classified Assets (as defined below) as a percentage of the Company’s total Consolidated Credit Exposure (as defined below) excluding the Student Lending Portfolio. “Classified Assets” means the Credit Exposure for all assets with a Regulatory Rating of Substandard or worse, as determined by the Company under the Regulatory Credit Classifications process. “Credit Exposure” means the sum of the book balance of loans and capital leases, any off balance sheet exposure, unused commitments to extend credit, scheduled lease term depreciation for operating leases, the carrying value of any equity investments and the carrying value of repossessed assets or off lease equipment.

10	For this purpose, pre-tax GAAP losses are determined after excluding the impact of (a) adjustments to or impairment of goodwill or other intangible assets, (b) changes in accounting principles during the performance period, (c) FSA charges and prepayment charges related to the prepayment or early extinguishment of CIT’s debt, (d) restructuring or business recharacterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported by CIT, or (e) any other extraordinary or unusual items as determined by the Compensation Committee.

In the event of a qualifying termination of employment, our other NEOs are all eligible to receive severance under the CIT Employee Severance Plan. The CIT Employee Severance Plan was adopted in 2013 to better align CIT with market practice, to ensure continuity of management during mergers and acquisitions, and to attract and retain highly valued employees. All of our U.S. employees participate in the Plan. Under the Plan, members of our EMC, which includes the NEOs, are generally eligible to receive a cash severance amount equal to 52 weeks of base salary, a prorated short-term incentive bonus, a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 52 weeks, which amount will be increased to cover applicable taxes, and certain outplacement services. In the event of a qualifying change of control termination, members of our EMC are generally eligible to receive a cash severance amount equal to two times the sum of base salary plus short-term incentive bonus, a prorated short-term incentive bonus, a payment equal to 102% of COBRA premiums for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), which amount will be increased to cover applicable taxes, and certain outplacement services. For more detail about the CIT Employee Severance Plan generally and the payments made to Mr. Quinlan under the Plan, see below under the heading “Narrative Information Relating to Potential Payments Upon Termination or Change of Control.”

COMPENSATION POLICIES AND PRACTICES

No New Employment Agreements

Other than Mr. Knittel, neither the CEO nor other NEOs (nor other executive officers) is party to an employment agreement with CIT, and as such their employment with the Company is “at will.” For a discussion of Mr. Knittel’s employment agreement, see below under the heading, “Narrative Information Relating to Potential Payments Upon Termination or Change of Control.”

Use of Discretion

The Company’s compensation philosophy incorporates a strong link between incentive pay and a combination of short-term and long-term Company, business and individual performance. Discretion plays a major role in many aspects of the Company’s incentive compensation arrangements, including short-term incentive pool allocations. However, the use of discretion is not arbitrary, and generally should be supported by a clear link to performance and risk management. The Company maintains a Use of Discretion policy that covers the requirements governing the consistent use of discretion for incentive compensation, and related procedures applicable to all employees.

Identification of Covered Employees

The Company is subject to regulatory guidance and rules that focus on both the design and transparency of incentive compensation arrangements. It is important that incentive compensation be risk-sensitive and not encourage imprudent or excessive risk-taking. The primary objectives of CIT’s Covered Employee Identification Framework are to provide a systematic methodology to identify: (1) risks inherent in job functions and roles; (2) individual or groups of non-executive employees who have the potential to expose the firm to a material amount of risk (collectively “Covered Employees”); and (3) duration of risks. The framework is based upon an assessment of six categories of inherent risk, which align to the regulatory guidance on sound incentive compensation policies and appropriately categorize risks for the Company, including: Market Risk; Liquidity Risk; Credit Risk; Operational Risk; Legal/Compliance Risk; and Reputational Risk.

Equity Ownership and Retention

Our Executive Equity Ownership and Retention Policy requires executives to own a minimum level of CIT stock equal to the greater of: (1) a specific multiple of base salary (i.e., 6x for the CEO, 3x for other NEOs, and 1x for other executives), or (2) 50% of the shares received upon vesting or exercise of CIT equity-based awards for the duration of his/her employment with CIT, after any shares withheld to cover income tax withholding obligations. The value of stock owned is calculated using the greater of: (1) the closing price of CIT common stock, or (2) a calculated per-share value based on the 3-year average closing price of CIT common stock (or the average stock price for such shorter period of time that CIT’s common stock has been continuously publicly traded on a national securities exchange) on any given measurement date.

The policy applies to a broad group of senior executives, including all of our executive officers. Executives have five years to meet the minimum ownership requirement. Each of our NEOs meets the requirements of this policy. Mr. Quinlan also met the requirements of this policy prior to his termination of employment effective December 31, 2013.

Timing of Annual Equity Incentive Grants

Since 2006, CIT has maintained a written Equity Compensation Award Policy that governs the timing for granting all equity-based awards, which may be approved at any regularly scheduled meeting of the Compensation Committee or the Board. Grants approved at any meeting of the Compensation Committee or the Board that coincides with a quarterly earnings release shall be awarded effective as of the close of trading on the NYSE on the second trading day after CIT publicly announces the earnings.

Equity-based awards may also be granted in connection with an employee’s hiring. Such grants are generally made on the first day of employment of the recipient of the equity award provided it does not occur during a securities trading black-out period; in such cases, the grant shall be made on the day on which the applicable black-out period expires.

Tax Deductibility of Compensation Expense

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”) limits the tax deduction for compensation in excess of $1 million paid to the Company’s CEO and to each of the other three highest paid executive officers, not including the Company’s CFO. The $1 million deduction limit generally does not apply, however, to compensation that is “performance-based” and provided under a shareholder-approved plan. The Compensation Committee considers the tax deductibility of compensation in our plan design, as appropriate. In light of the Company’s current U.S. tax position (resulting from prior net operating losses), we do not currently operate a stand-alone 162(m) compliant plan covering executive officer incentive compensation. However, the Company maintains the Amended and Restated CIT Group Inc. Long-Term Incentive Plan, under which “performance-based” equity-based awards may be granted.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Finance Margin is calculated as Adjusted Net Finance Revenue as a percentage of Average Earning Assets. Net Finance Revenue and Average Earning Assets are non-GAAP measures. The following table presents the reconciliation of Net Finance Revenue and Margin to Adjusted Net Finance Revenue and Margin.

(dollars in millions)	Years Ended December 31,
Net Finance Revenue as a % of AEA	2013		2012
Net Finance Revenue	$1,441.6	4.28%	$(76.9)	(0.24%)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	35.7	0.11%	1,450.9	4.46%
Accelerated Original Issue Discount on Debt Extinguishments related to the GSI facility	(5.2)	(0.02%)	(52.6)	(0.16%)
Adjusted Net Finance Revenue	$1,472.1	4.37%	$1,321.4	4.06%

Adjusted Pre-Tax Income is calculated as Pre-Tax Income excluding debt redemption charges and OID acceleration. The following table presents the reconciliation of reported Pre-Tax Income to Adjusted Pre-Tax Income.

(dollars in millions)	Years Ended December 31,
	2013	2012
Pre-tax Income (Loss)	$774.1	$(454.8)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	35.7	1,450.9
Debt Related — Loss on Debt Extinguishments	—	61.2
Accelerated Original Issue Discount on Debt Extinguishments related to the GSI facility	(5.2)	(52.6)
Debt Redemption Charges and OID Acceleration	30.5	1,459.5
Pre-tax Income — Excluding Debt Redemption Charges and OID Acceleration	$804.6	$1,004.7

Average Earning Assets (“AEA”) is computed using month end balances and is the average of finance receivables, operating lease equipment and financing and leasing assets held for sale less the credit balances of factoring clients.

Committed Lending Volume represents the dollar amount of funding CIT is committed to lend under the terms of an agreement, including amounts that may be drawn down or due to be contractually funded in the future.

Pre-Tax ROA is computed by dividing Pre-Tax income for the period by AEA for the same period.

EXECUTIVE COMPENSATION TABLES

The following tables, accompanying footnotes and narrative provide information about compensation paid for the last three years to our NEOs as described in the Compensation Discussion and Analysis.

2013 SUMMARY COMPENSATION TABLE

The table below sets forth compensation information for our NEOs relating to 2013, 2012 and 2011, as applicable, in accordance with SEC rules. Pursuant to these rules, NEOs may vary from year to year.

Our practice, generally, is to pay the cash component and grant the equity-based component of our short-term incentives shortly after year-end. SEC rules require the Summary Compensation Table to include the cash component for the year earned (even if paid after year-end), but only includes equity-based awards granted during the year (rather than for the year earned). As a result, the total compensation values shown below, excluding columns (h) and (i), differ from the determination of total direct compensation for our NEOs by our Compensation Committee and Board of Directors as described in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) ($)	All Other Compen- sation (7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
John A. Thain (8)	2013	$1,003,847	$—	$5,727,500	$1,362,500	$4,789	$68,263	$8,166,899
Chairman and Chief	2012	$971,154	$1,522,500	$1,500,000	$—	$134,085	$65,135	$4,192,874
Executive Officer	2011	$500,000	$1,875,000	$5,775,000	$—	$20,136	$50,279	$8,220,415
Nelson J. Chai	2013	$752,885	$—	$2,590,000	$1,075,000	$2,999	$21,360	$4,442,244
President,	2012	$736,538	$1,160,000	$3,008,333	$—	$79,530	$8,460	$4,992,861
CIT Group	2011	$500,000	$1,166,667	$—	$—	$11,574	$8,352	$1,686,593
Scott T. Parker	2013	$501,923	$—	$1,915,000	$1,118,000	$2,316	$21,360	$3,558,599
Executive Vice President	2012	$501,923	$1,185,000	$2,366,667	$—	$58,953	$13,460	$4,126,003
Chief Financial Officer	2011	$500,000	$933,333	$247,500	$—	$9,800	$13,252	$1,703,885
C. Jeffrey Knittel	2013	$501,923	$—	$1,652,500	$1,037,500	$—	$21,360	$3,213,283
President, Transportation	2012	$501,923	$1,097,500	$1,875,000	$—	$857,545	$13,460	$4,345,428
& International Finance	2011	$497,981	$750,000	$1,322,500	$1,000,000	$1,193,391	$13,252	$4,777,124
Lisa K. Polsky (9)	2013	$501,923	$—	$1,465,000	$980,000	$2,627	$21,360	$2,970,910
Chief Risk Officer	2012	$501,923	$1,035,000	$1,875,000	$—	$58,150	$13,460	$3,483,533
	2011	$500,000	$750,000	$247,500	$—	$13,751	$13,252	$1,524,503
Raymond J. Quinlan (10)	2013	$501,923	$—	$815,000	$—	$1,693	$1,863,315	$3,181,931
Former Executive Vice
President, Banking

(1)	Messrs. Thain and Chai receive annual base salaries of $1,000,000 and $750,000, respectively. Messrs. Parker and Knittel, Ms. Polsky and Mr. Quinlan each receive an annual base salary of $500,000. The amounts shown represent the salaries earned through December 31 of each year.

(2)	The cash component of the 2013 short-term incentive, as more fully described in the Compensation Discussion and Analysis, awarded to each of our NEOs is reported in the “non equity” incentive column of this table. No separate cash incentive awards, that would otherwise have been reportable in the bonus column, were awarded in 2013 to our NEOs.

(3)	Represents the aggregate grant date fair value of stock awards (RSUs and PSUs, as applicable) granted during 2013, 2012 and 2011 and computed in accordance with ASC 718. These amounts do not represent the actual value realized by each named executive officer in each year. The grant date fair value is determined based on the closing price of CIT common stock on the date of grant. The amounts shown for Mr. Thain include the grant date fair value of stock salary awards granted during 2011.

(4)	2013 amounts shown represent the cash component of the 2013 short-term incentive, described in the Compensation Discussion and Analysis. The 2011 amount shown for Mr. Knittel represents a retention award granted during January 2009 in the form of a fixed cash payment that vested over two years and became 100% payable in January 2011.

(5)	2013 amounts shown represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2013 and December 31, 2012 under three retirement arrangements maintained by CIT: the New Executive Retirement Plan of CIT Group Inc. (the “Executive Retirement Plan” which has been closed to new participants since 2006), of which Mr. Knittel is the only named executive officer to participate, the CIT Group Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”), and the CIT Group Inc. Retirement Plan (the “Retirement Plan”). The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible salaried employees in the United States. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan was frozen for all employees, including the NEOs. These retirement arrangements are discussed in further detail under the heading “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” that follows the 2013 Pension Benefits Table in this Proxy Statement. The cumulative actuarial present value of accumulated pension benefits for Mr. Knittel decreased by $397,780 for 2013, but is shown as $0 in the table above pursuant to SEC rules.

(6)	None of our NEOs participated in the CIT Group Inc. Deferred Compensation Plan (the “DCP”) in 2013, 2012 and 2011, nor did any receive any above-market or preferential earnings in respect of any plan or benefit provided by the Company. The amount shown for Mr. Knittel includes $151 of earnings in the CIT Supplemental Savings Plan (“SSP”), as disclosed and further described in the 2013 Nonqualified Deferred Compensation Table and accompanying footnotes that appear later in this Proxy Statement. The amount shown for Mr. Thain does not include the value of vested RSUs that remain subject to transfer restrictions.

(7)	The following supplemental table sets forth for 2013 the components of income reported as All Other Compensation above, based on the incremental cost to CIT of providing the benefit:

Name	Car and Driver	401(k) Match / Supplemental Employer Contribution	Life Insurance	Severance	Total
John A. Thain	$46,903	$20,400	$960	$—	$68,263
Nelson J. Chai	$—	$20,400	$960	$—	$21,360
Scott T. Parker	$—	$20,400	$960	$—	$21,360
C. Jeffrey Knittel	$—	$20,400	$960	$—	$21,360
Lisa K. Polsky	$—	$20,400	$960	$—	$21,360
Raymond J. Quinlan	$—	$17,850	$960	$1,844,505	$1,863,315

Car and Driver

The amount shown above for Car and Driver represent the proportional cost to CIT associated with the personal usage of a company-provided car and driver. For income tax purposes, income is imputed without any tax gross-up reimbursement.

401(k) Match / Supplemental Employer Contribution

Matching employer contributions under the CIT Group, Inc. Savings Incentive Plan, our 401(k) plan (the “Savings Incentive Plan”), consist of up to a 6% match of pre-tax and Roth contributions by each executive, up to the annual limits established by the Internal Revenue Service , as well as a supplemental employer contribution feature. The supplemental contribution for 2013 is equal to 2% of eligible compensation (generally including base and cash-based incentive awards paid during 2013), up to the Internal Revenue Service wage limit of $255,000 — a maximum of $5,100. The amounts shown for each NEO include $15,300 as a matching contribution, other than for Mr. Quinlan for whom the matching contribution is $12,750, plus $5,100 as a supplemental contribution.

Life Insurance

Amounts shown above represent company-paid life insurance premiums on behalf of each named executive officer. The named executive officers are covered by life insurance policies under the same terms as other full-time and part-time U.S. employees working at least 20 hours per week. The life insurance benefit for covered employees is equal to one times annual benefits pay up to a maximum benefit of $500,000. Benefits pay is generally equal to a covered employee’s base salary plus an average of other pay during the preceding 36 months.

Severance

Amount shown represents the severance benefits, payable to Mr. Quinlan, whose employment was terminated as of December 31, 2013, under the CIT Employee Severance Plan. See “Severance and Change of Control Arrangements” in the Compensation Discussion and Analysis for more detail.

(8)	Mr. Thain’s compensation was based solely on his role as CEO of CIT. Mr. Thain did not receive additional compensation for serving as a director of CIT.

(9)	Although under SEC rules Ms. Polsky would not be considered an NEO, we have voluntarily elected to include information about her compensation in the Compensation Discussion and Analysis and in these executive compensation tables.

(10)	Mr. Quinlan was an executive officer through the date of his termination of employment, on December 31, 2013.

2013 GRANTS OF PLAN-BASED AWARDS

The table below sets forth equity and non-equity compensation awards granted to our named executive officers during the year ended December 31, 2013. In accordance with SEC rules, the table does not include awards granted during 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Award Approval Date (1)	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
John A. Thain	1/30/13	1/23/13	$—	$—	$—	—	—	—	98,982	$4,227,500
	3/5/13	2/21/13	$—	$—	$—	13,396	35,253	52,880	—	$1,500,000
	2/21/13	2/21/13	$—	$5,000,000	$10,000,000	—	—	—	—	—
Nelson J. Chai	1/30/13	1/22/13	$—	$—	$—	—	—	—	44,837	$1,915,000
	3/5/13	2/20/13	$—	$—	$—	6,028	15,864	23,796	—	$675,000
	2/20/13	2/20/13	$—	$2,575,000	$5,150,000	—	—	—	—	—
Scott T. Parker	1/30/13	1/22/13	$—	$—	$—	—	—	—	33,130	$1,415,000
	3/5/13	2/20/13	$—	$—	$—	4,465	11,751	17,627	—	$500,000
	2/20/13	2/20/13	$—	$2,300,000	$4,600,000	—	—	—	—	—
C. Jeffrey Knittel	1/30/13	1/22/13	$—	$—	$—	—	—	—	29,911	$1,277,500
	3/5/13	2/20/13	$—	$—	$—	3,349	8,813	13,220	—	$375,000
	2/20/13	2/20/13	$—	$1,875,000	$3,750,000	—	—	—	—	—
Lisa K. Polsky	1/30/13	1/22/13	$—	$—	$—	—	—	—	25,521	$1,090,000
	3/5/13	2/20/13	$—	$—	$—	3,349	8,813	13,220	—	$375,000
	2/20/13	2/20/13	$—	$1,875,000	$3,750,000	—	—	—	—	—
Raymond J. Quinlan	1/30/13	1/22/13	$—	$—	$—	—	—	—	13,229	$565,000
	3/5/13	2/20/13	$—	$—	$—	2,233	5,875	8,813	—	$250,000
	2/20/13	2/20/13	$—	$1,250,000	$2,500,000	—	—	—	—	—

(1)	Plan-based compensation awards are granted by action of the Compensation Committee and/or the full Board of Directors. During 2013, approvals for 2013 target short-term incentive, 2012 RSU and 2013 PSU awards and the associated grant dates are shown in the table above.

(2)	Represents target 2013 short-term incentive awards. As discussed in the Compensation Discussion and Analysis, short-term incentive targets are payable partially in cash and partially in deferred PBRSUs, and may increase or decrease from the target value with actual payouts ranging from 0% to 200%. Actual amounts paid in cash for 2013 performance are included in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table. PBRSUs granted during 2014 in respect of 2013 performance are not included in the table above in accordance with SEC rules.

(3)	Represents PSUs granted in 2013 for the 2013-2015 performance period. PSU payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established growth and margin targets. The threshold amount shown assumes the lowest thresholds attainable are met, resulting in a payout of 38% of the target number of PSUs granted. If either of the growth or margin performance thresholds is not met, then the payout would be 0% of the PSUs granted.

(4)	Represents the portion of 2012 annual short-term incentives in the form of RSUs, granted during 2013. These RSUs are scheduled to vest one-third per year on each of the first, second and third anniversaries of the date of grant. PBRSUs granted during 2014 in respect of 2013 performance are not included in the table above in accordance with SEC rules.

(5)	Stock awards are valued in accordance with ASC 718, based on the closing price of CIT common stock on each respective date of grant.

NARRATIVE DISCLOSURE TO 2013 SUMMARY COMPENSATION TABLE AND 2013 GRANTS OF PLAN-BASED EQUITY AWARDS TABLE

Total Compensation

Total Compensation values shown in the 2013 Summary Compensation Table are presented in accordance with SEC rules. The Total Direct Compensation amounts approved by the Compensation Committee, and/or Board of Directors, and awarded to our NEOs for 2013 performance, regardless of when paid or granted, are presented in and further described in the Compensation Discussion and Analysis.

Restricted Stock Units

Each of our NEOs received a grant of RSUs on February 1, 2012 in respect of performance during 2011. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, following a qualifying termination within two years of a Change of Control, or if employment is terminated by Mr. Knittel for “Good Reason” or by CIT “Without Cause” (in each case, as defined in Mr. Knittel’s employment agreement and more fully described below under the heading, “Employment Agreements, Non-Competition, Non-Solicitation and Confidentiality Agreements and Double Trigger Change of Control”), in which case awards will immediately vest in full. For employees who resign and meet “retirement” criteria, or who are terminated involuntarily without cause, awards continue to vest over time on their original schedules.

Each RSU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends paid to the holder of a share of CIT common stock during the vesting period. RSU awards are also subject to forfeiture during the vesting period and to a clawback for a period of 12 months following vesting. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

Performance Share Units

Each of the named executive officers received a target grant of PSUs on March 5, 2013 for the 2013 – 2015 performance period. PSUs are not earned or vested until the end of the performance period and only if certain quantitative performance metrics are met. Actual payouts will range from 0% to 150% of target. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, or following a qualifying termination within two years of a Change of Control, in which case the target number of awards will immediately vest in full.

PSU awards for 2013 – 2015 are subject to forfeiture during the performance period and to clawback for a period of two years following the end of the performance period. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes information on equity-based awards that were unvested and outstanding for each NEO at December 31, 2013. The table does not include 3,193 RSUs granted as stock salary in 2011 to Mr. Thain that were fully vested, but for which the underlying shares had not yet been delivered prior to December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
(a)	(g)		(h)	(i)		(j)
John A. Thain	140,283	(3)	$7,312,915	71,563	(4)	$3,730,603
Nelson J. Chai	84,672	(5)	$4,413,989	32,204	(6)	$1,678,772
Scott T. Parker	66,858	(7)	$3,485,306	23,854	(8)	$1,243,535
C. Jeffrey Knittel	65,451	(9)	$3,411,964	17,891	(10)	$932,651
Lisa K. Polsky	52,988	(11)	$2,762,255	17,891	(12)	$932,651
Raymond J. Quinlan	29,406	(13)	$1,532,910	5,993	(14)	$312,415

(1)	Shares are valued based on a $52.13 share price, the closing price of CIT common stock on December 31, 2013.

(2)	The amounts shown represent PSU awards, assuming a payout at 100% of target. Actual payouts will be determined at such time that the Compensation Committee certifies following the end of each respective performance period that the relevant performance measures were achieved. PSU awards are generally expected to be reviewed by the Committee in January or February of the year immediately following the end of the respective performance period.

(3)	The amount shown includes 98,982 RSUs granted on January 30, 2013, scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, and 41,302 RSUs representing one unvested installment granted on February 16, 2011 scheduled to vest on February 16, 2014.

(4)	The amount shown includes 35,253 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 36,311 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(5)	The amount shown includes 44,837 RSUs granted on January 30, 2013 that are scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, and 39,835 RSUs representing two unvested installments granted on February 1, 2012 that are scheduled to vest in equal installments on February 1 in 2014 and 2015.

(6)	The amount shown includes 15,864 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 16,340 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(7)	The amount shown includes 33,130 RSUs granted on January 30, 2013 that are scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, 31,869 RSUs representing two unvested installments granted on February 1, 2012 that are scheduled to vest in equal installments on February 1, 2014 and 2015, and 1,859 RSUs representing the final installment granted on February 16, 2011 that is scheduled to vest on February 16, 2014.

(8)	The amount shown includes 11,751 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 12,104 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(9)	The amount shown includes 29,911 RSUs granted on January 30, 2013 that are scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, 25,608 RSUs representing two unvested installments granted on February 1, 2012 that are scheduled to vest in equal installments on February 1 in 2014 and 2015, and 9,932 RSUs representing the final installment granted on February 16, 2011 that is scheduled to vest on February 16, 2014.

(10)	The amount shown includes 8,813 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 9,078 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(11)	The amount shown includes 25,521 RSUs granted on January 30, 2013 that are scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, 25,608 RSUs representing two unvested installments granted on February 1, 2012 that are scheduled to vest in equal installments on February 1 in 2014 and 2015, and 1,859 RSUs representing the final installment granted on February 16, 2011 that is scheduled to vest on February 16, 2014.

(12)	The amount shown includes 8,813 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 9,078 PSUs granted during 2012 and linked with the 2012-2014 performance period.

(13)	The amount shown includes 13,229 RSUs granted on January 30, 2013 that are scheduled to vest in three equal installments on February 1 in 2014, 2015 and 2016, 16,177 RSUs representing two unvested installments granted on February 1, 2012 that are scheduled to vest in equal installments on February 1 in 2014 and 2015.

(14)	The amount shown includes 1,958 PSUs, representing a prorated portion of 5,875 PSUs granted during 2013 and linked with the 2013-2015 performance period, and 4,035 PSUs, representing a prorated portion of 6,052 PSUs granted during 2012 and linked with the 2012-2014 performance period. Each award has been prorated in connection with Mr. Quinlan’s separation of employment, based on the number of months worked during the performance period.

2013 OPTION EXERCISES AND STOCK VESTED (1)

The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2013.

Name	Number of Shares Acquired on Vesting (1) (#)		Value Realized On Vesting ($) (2)
(a)	(d)		(e)
John A. Thain	41,301	(3)	$1,761,488	(4)
Nelson J. Chai	54,448	(5)	$2,436,456	(6)
Scott T. Parker	45,190	(7)	$2,134,126	(8)
C. Jeffrey Knittel	31,002	(9)	$1,335,523	(10)
Lisa K. Polsky	34,929	(11)	$1,523,493	(12)
Raymond J. Quinlan	14,090	(13)	$645,693	(14)

(1)	None of the NEOs have outstanding stock options, and no stock options were exercised by any of the named executive officers during 2013.

(2)	The value shown was determined by multiplying the aggregate number of RSUs on each specific vesting date by the closing price of CIT common stock on that date.

(3)	Represents 41,301 RSUs that vested on February 16, 2013.

(4)	Reflects the $42.65 closing price of CIT common stock on February 16, 2013.

(5)	Includes 34,531 RSUs that vested on June 1, 2013, and 19,917 RSUs that vested on February 1, 2013.

(6)	Reflects the closing price of CIT common stock of $46.08 and $42.44 on June 1, 2013, and February 1, 2013, respectively.

(7)	Includes 27,398 RSUs that vested on July 29, 2013, 1,859 RSUs that vested on February 16, 2013, and 15,933 RSUs that vested on February 1, 2013.

(8)	Reflects the closing price of CIT common stock of $50.32, $42.65 and $42.44 on July 29, 2013, February 16, 2013 and February 1, 2013, respectively.

(9)	Includes 8,267 RSUs that vested on March 16, 2013, 9,931 RSUs that vested on February 16, 2013, and 12,804 RSUs that vested on February 1, 2013.

(10)	Reflects the closing price of CIT common stock of $44.58, $42.65 and $42.44 on March 16, 2013, February 16, 2013 and February 1, 2013, respectively.

(11)	Includes 20,266 RSUs that vested on May 17, 2013, 1,859 RSUs that vested on February 16, 2013, and 12,804 RSUs that vested on February 1, 2013.

(12)	Reflects the closing price of CIT common stock of $44.45, $42.65 and $42.44 on May 17, 2013, February 16, 2013 and February 1, 2013, respectively.

(13)	Includes 6,003 RSUs that vested on December 6, 2013, and 8,087 RSUs that vested on February 1, 2013.

(14)	Reflects the closing price of CIT common stock of $50.39 and $42.44 on December 6, 2013 and February 1, 2013, respectively.

2013 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
(a)	(b)	(c)	(d)
John A. Thain	CIT Group Inc. Retirement Plan (2)	1.92	$23,791
	Supplemental Retirement Plan (3)	1.92	$135,219
	Executive Retirement Plan (4)	n/a	n/a
			$159,010
Nelson J. Chai	CIT Group Inc. Retirement Plan (2)	1.58	$21,079
	Supplemental Retirement Plan (3)	1.58	$73,024
	Executive Retirement Plan (4)	n/a	n/a
			$94,103
Scott T. Parker	CIT Group Inc. Retirement Plan (2)	1.50	$20,641
	Supplemental Retirement Plan (3)	1.50	$50,428
	Executive Retirement Plan (4)	n/a	n/a
			$71,069
C. Jeffrey Knittel	CIT Group Inc. Retirement Plan (2)	29.17	$358,233
	Supplemental Retirement Plan (3)	29.17	$619,930
	Executive Retirement Plan (4)	30.17	$4,036,841
			$5,015,004
Lisa K. Polsky	CIT Group Inc. Retirement Plan (2)	1.67	$23,507
	Supplemental Retirement Plan (3)	1.67	$51,021
	Executive Retirement Plan (4)	n/a	n/a
			$74,528
Raymond J. Quinlan	CIT Group Inc. Retirement Plan (2)	1.08	$14,084
	Supplemental Retirement Plan (3)	1.08	$41,344
	Executive Retirement Plan (4)	n/a	n/a
			$55,428

(1)	The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2013 and as stated in our Annual Report on Form 10-K filed with the SEC on February 28, 2014, in “Note 18 — Retirement, Other Postretirement and Other Benefit Plans” to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality, the present values of the accumulated benefits payable under the Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. The present values of the accumulated benefits payable under the Executive Retirement Plan (which has been closed to new participants since 2006) assumes Mr. Knittel would remain employed by CIT through age 60 (the youngest age at which benefits can be received without any reduction) or the youngest age of benefit eligibility, and then retire and collect the accumulated benefit. Eligibility to receive early retirement benefits are more fully described under the heading, “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(2)	The Retirement Plan is a tax-qualified plan and is further described under the heading “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(3)	The Supplemental Retirement Plan is a nonqualified plan and is further described under “Narrative Information Related to Retirement Arrangements for Named Executive Officers” in this Proxy Statement.

(4)	The Executive Retirement Plan is a nonqualified plan and is further described under “Narrative Information Relating to Retirement Arrangements for Named Executive Officers” in this Proxy Statement. Messrs. Thain, Chai and Parker, Ms. Polsky and Mr. Quinlan are not participants in the Executive Retirement Plan.

NARRATIVE INFORMATION RELATING TO RETIREMENT ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

In addition to the Savings Incentive Plan, we maintained two retirement arrangements during 2013 under which our NEOs are eligible to receive benefits: the Retirement Plan and the Supplemental Retirement Plan. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan were frozen for all employees, including the NEOs. We also maintain a third retirement arrangement, the Executive Retirement Plan, which has been closed to new participants since 2006. Mr. Knittel is the only NEO eligible to participate in the Executive Retirement Plan. The Retirement Plan is a tax-

qualified defined benefit pension plan that covers eligible employees in the United States. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans.

Each of the NEOs became eligible to receive retirement benefits, that have accumulated through December 31, 2012, under the Retirement and Supplemental plans as follows: Mr. Thain became eligible on February 8, 2013; Mr. Chai became eligible on June 1, 2013; Mr. Parker became eligible on July 2, 2013; Mr. Knittel became eligible upon conversion of his accrued benefit effective January 1, 2001; Ms. Polsky became eligible on May 17, 2013; and Mr. Quinlan became eligible on December 6, 2013.

Under the Executive Retirement Plan, participating named executive officers will be eligible for early retirement benefits upon reaching 55 years of age with ten years of benefit service. Mr. Knittel became eligible on September 6, 2013.

Retirement Plan

Through December 31, 2012, when participation was frozen, the Retirement Plan covered all officers and employees in the United States who had one year of service and were 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a “cash balance” formula, which became effective January 1, 2001. Under the cash balance formula, except for certain grandfathered participants, each participant’s accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter, through December 31, 2012, the participant’s account balance was credited with a percentage of the participant’s annual benefits pay depending on the participant’s period of service as follows:

Period of Service	% of Annual Benefits Pay
1 – 9 years	5
10 – 19 years	6
20 – 29 years	7
30 years or more	8

For purposes of the Retirement Plan, annual benefits pay generally means annual base salary, certain annual incentive awards, sales incentives and commissions, subject to certain limits under the plan and imposed under the Tax Code. Account balances under the cash balance portion of the Retirement Plan also receive annual interest credits which continue after December 31, 2012 when participation was frozen and until cumulative benefits are paid, subject to certain government limits. For 2013, the interest crediting rate was 3.5%. Upon termination after three years of employment or upon retirement, a participant’s benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

Mr. Knittel began earning benefits under the cash balance formula effective January 1, 2001. Each of Messrs. Thain, Chai and Parker, Ms. Polsky, and Mr. Quinlan began earning benefits under the cash balance formula in 2011.

Prior to the conversion to a “cash balance” formula, certain participants elected in 2000 not to participate in the Retirement Plan cash balance program. Such participants are eligible instead to receive grandfathered benefits under the Traditional Retirement Formula, determined as 1.25% of final average annual compensation, multiplied by final years of benefit service up to a maximum of 40 years. Final average annual compensation is determined to be the annual compensation (generally, base salary) for the 60 consecutive months (five years) during which annual compensation is highest within the last 120 months (ten years) of benefit service. Benefits may be reduced by 1/2% for each month (6% per year) in the event a grandfathered participant elects to retire and start receiving payments before age 60, but after attaining age 55. None of our executive officers are eligible to receive benefits under the Traditional Retirement Formula.

Effective December 31, 2012 participation in and contributions based on eligible annual benefits pay to the Retirement Plan were frozen.

Supplemental Retirement Plan

Through December 31, 2012, when participation was frozen, the Supplemental Retirement Plan covered employees of CIT whose benefits under the Retirement Plan are limited by operation of the Tax Code. Each of the NEOs participates in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant’s termination of employment with CIT. However, in order to comply with Section 409A of the Tax Code (“Section 409A”), benefits accrued under the Supplemental Retirement Plan through December 31, 2008 for active participants in the Executive Retirement Plan will be “frozen” and remain payable, according to the operation of the plan, as a lump-sum payment upon separation from service. Supplemental Retirement Plan benefits will continue to accrue after December 31, 2008, according to the operation of the plan, but the portion earned after 2008 will be payable in the form of an annuity.

Effective December 31, 2012, participation and contributions based on eligible annual benefits pay to the Supplemental Retirement Plan were frozen.

Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Supplemental Retirement Plan, in the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement and as further described under the heading, “Potential Payments Upon Termination or Change of Control” in this Proxy Statement).

Executive Retirement Plan

The Executive Retirement Plan has been closed to new participants since 2006. Mr. Knittel participates in the Executive Retirement Plan; our other NEOs do not participate in the Executive Retirement Plan. The Executive Retirement Plan provides for an annual retirement benefit based upon a formula that takes into account the executive’s final base compensation and years of benefit service with CIT. The annual retirement benefit under the Executive Retirement Plan formula is determined as final base compensation multiplied by the sum of 50% for the first 10 years of benefit service, plus 2% for each of the following years of benefit service up to maximum of 20 years. Final base compensation is defined as the highest base compensation for any consecutive twelve-month period in the five years prior to retirement. Benefit service generally means service taken into account for purposes of the Retirement Plan. The benefit under the Executive Retirement Plan formula is reduced by the actuarial equivalent value of the benefits payable under the Supplemental Retirement Plan, the Retirement Plan, the Supplemental Savings Plan, the Flexible Retirement Contribution Account under the Savings Incentive Plan, and certain predecessor plans of CIT.

Benefits under the Executive Retirement Plan are paid in the form of an annuity for life beginning at an executive’s normal retirement date. Normal retirement date is defined as age 65 with at least ten years of benefit service. An executive who is age 55 and who has at least ten years of benefit service may also elect to retire early with a benefit determined under the Executive Retirement Plan formula that is reduced by 1/2% for each month that payments begin before reaching age 60. Executives may elect to have benefits under the Executive Retirement Plan paid in the form of a joint and survivor annuity over the combined lives of the executive and the executive’s beneficiary, or as a life annuity.

No benefits are payable under the Executive Retirement Plan if an executive terminates employment prior to attaining ten years of benefit service, except in situations where the Board elects to terminate the plan or a Change of Control has occurred. Under certain circumstances, if an executive terminates employment with ten years of service and prior to attaining age 55, the benefit under the plan is paid in a lump sum.

The Executive Retirement Plan also provides a death benefit for participating executives in the event he/she dies while actively employed by CIT. The amount of this benefit is generally equal to three times base salary. CIT has purchased corporate-owned life insurance to fund this benefit and the retirement benefits payable under the Executive Retirement Plan. Mr. Knittel remains eligible to receive a death benefit under the Executive Retirement Plan.

Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Executive Retirement Plan, in the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement and as further described under the heading, “Potential Payments Upon Termination or Change of Control” in this Proxy Statement).

Other Plans

The Savings Incentive Plan covers all officers and employees in the United States who are 18 years of age or older. Under this plan, CIT matches 100% of a participant’s own pre-tax and Roth contributions to the plan up to the first 6% of eligible pay. Additionally, certain participants who were eligible and elected to remain covered under the Retirement Plan’s Traditional Retirement Formula receive Flexible Retirement Contributions by CIT under the Savings Incentive Plan. Flexible Retirement Contributions of up to 3% of eligible pay are made as of December 31 each year, provided the participant is employed by CIT on December 31, left the company at or after age 55, or died or became disabled during the year. The excess of any Flexible Retirement Contributions limited by operation of the Tax Code are contributed under the SSP, further described under the heading, “Narrative Information Relating to Nonqualified Deferred Compensation.” In addition to the company match, an annual discretionary supplemental employer contribution was introduced to the Savings Incentive Plan effective January 1, 2013. Annual contributions, which will range from 0% to 3% of eligible pay (including base salary and most cash-based incentive awards), are fully funded by CIT. Eligible employees who were hired on or before September 30 of the plan year and are employed on the last day of the plan year (December 31) will be eligible to receive a discretionary supplemental employer contribution. The discretionary supplemental employer contribution for 2013 was 2%. All contributions are subject to Internal Revenue Service wage limits.

Section 409A of the Tax Code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Executive Retirement Plan, the Supplemental Retirement Plan and the Supplemental Savings Plan (including potentially each of the named executive officers) to be delayed for six months if the officer’s employment ends for any reason other than death or disability. Payments that are delayed because of this tax law earn interest at a short-term rate until paid to the officer.

2013 NONQUALIFIED DEFERRED COMPENSATION

The following table contains information with respect to the participation of each NEO in the Company’s unfunded cash nonqualified deferred compensation plans, as well as with respect to stock salary RSUs granted to Mr. Thain that are vested but have not yet converted to shares of CIT common stock.

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(c)	(d)		(e)	(f)
John A. Thain	$—	$1,086,108	(1)	$5,196,108 (2)	$166,434	(3)
Nelson J. Chai	$—	$—		$—	$—
Scott T. Parker	$—	$—		$—	$—
C. Jeffrey Knittel	$—	$151	(4)	$—	$6,250	(4)
Lisa K. Polsky	$—	$—		$—	$—
Raymond J. Quinlan	$—	$7,758	(5)	$—	$56,202	(5)

(1)	Represents the difference in value of vested stock salary RSUs and incentive RSUs upon the lapse of transfer restrictions and conversion to shares of CIT common stock during 2013, compared with the closing price of CIT common stock on December 31, 2012.

(2)	Represents the value of vested stock salary RSUs and incentive RSUs previously subject to transfer restrictions, based on the closing price of CIT common stock on each applicable date during 2013 that the transfer restrictions lapsed and the RSUs were converted to shares of CIT common stock.

(3)	Represents the value of vested RSUs subject to transfer restrictions as of December 31, 2013, multiplied by the $52.13 closing price of CIT common stock on that date.

(4)	The amounts shown represent earnings during 2013 and the balance at December 31, 2013 in the SSP. SSP balances reflect accrued benefits prior to the conversion of the Retirement Plan to a “cash balance” formula in 2001. Mr. Knittel is the only named executive who participates in the SSP.

(5)	The amounts shown represent notional earnings during 2013 and the balance at December 31, 2013 in the DCP. Mr. Quinlan is the only one of our NEOs who elected to participate in the DCP, which is described below under the heading, “Narrative Information Relating to Nonqualified Deferred Compensation.” Messrs. Thain, Chai, Parker and Knittel and Ms. Polsky did not elect to participate in the DCP.

NARRATIVE INFORMATION RELATING TO NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

In 2005, we adopted the DCP, which allowed U.S.-based senior officers (including all of the NEOs) the opportunity to defer payment of a portion of their base salary, up to a maximum of 50%, and certain incentive payments, up to a maximum of 75%. Deferred amounts are notionally invested in various investment benchmarks selected by the participant from those offered under the plan and that are aligned with actual investments under company-owned life insurance policies used by CIT to administer the plan. Changes to notional investment selections may be made on a daily basis. Participant deferrals under this plan are payable upon separation from service or in an elected calendar year, or in the event of a participant’s death, disability or unforeseeable emergency. Our obligations under the DCP are unsecured general obligations.

Effective January 1, 2013, participation in the DCP was frozen.

Supplemental Savings Plan

Participants in the SSP receive an allocation of amounts that could not be contributed to the Flexible Retirement Contribution account under the Savings Incentive Plan because of limits imposed under the Tax Code. Such amounts are notionally invested in the same investments as the participant’s Flexible Retirement Contributions under the Savings Incentive Plan. However, in order to comply with Section 409A, the notional investment return under the SSP changed for active participants in the Executive Retirement Plan only, from the rate of investment return under the Savings Incentive Plan to a fixed rate of return as of December 31, 2008. The interest rate used to determine such notional investment return under the SSP is equal to the interest on 20-year Treasury Constant Maturities. Payments are made in a lump sum following the participant’s separation from service.

NARRATIVE INFORMATION RELATING TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

CIT Employee Severance Plan

Other than for Mr. Knittel, none of the NEOs (nor other executive officers) are party to an employment agreement with CIT, and as such, their employment with the Company is “at will.” We do not have any individual agreements, other than with Mr. Knittel, described below, that provide for cash severance payments upon termination of employment or in connection with a Change of Control for the named executive officers. In 2013, we adopted the CIT Employee Severance Plan, which covers all of our U.S. employees. Under the CIT Employee Severance Plan, each of the NEOs is eligible to receive a cash severance amount equal to 52 weeks of base salary, a severance bonus (prorated based on prior short-term incentives), a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 52 weeks, which amount will be increased to cover applicable taxes, and certain outplacement services. In the event of a qualifying Change of Control termination, each of the NEO is eligible to receive a cash severance amount equal to two times the sum of base salary plus short-term incentive, a severance bonus (prorated based on prior short-term incentives), a payment equal to 102% of COBRA premiums for a maximum of 24 months (notwithstanding any statutory limitations on the length of COBRA coverage), which amount will be increased to cover applicable taxes, and certain outplacement services.

Mr. Thain

Mr. Thain is subject to certain non-solicitation and non-disparagement obligations that became effective when he joined CIT. While employed by CIT and then for one year after the date of termination of Mr. Thain’s employment for any reason, Mr. Thain may not, without the written consent of the Board, (i) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (ii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT or (iii) directly or indirectly disparage or publicly criticize CIT or any of its affiliates.

Messrs. Chai and Parker, Ms. Polsky and Mr. Quinlan

Messrs. Chai and Parker and Ms. Polsky are party to the Company’s standard Non-Competition, Non-Solicitation and Confidentiality Agreement covering senior executives. Under the terms of such agreement, an executive shall not, (i) during employment with CIT and for one year thereafter, without CIT’s prior written consent, engage directly or indirectly in any competing business, (ii) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (iii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT, or (iv) during and after employment will take reasonable measures to protect CIT confidential information from unauthorized use or disclosure.

Mr. Knittel

Compensation and Benefits

Mr. Knittel’s employment agreement, as amended and restated, provides for the payment of an annual base salary to be reviewed when the salaries of all CIT executive officers are reviewed. Once Mr. Knittel’s salary is increased, it may not later be reduced. Mr. Knittel is also entitled to an annual bonus opportunity based on the performance of CIT and his business unit, in accordance with CIT’s incentive plans and programs (with a target bonus of at least 100% of annual base salary). Mr. Knittel’s employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, Mr. Knittel’s employment agreement provides for continued participation in CIT’s Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of Mr. Knittel’s employment agreement. Mr. Knittel is also eligible to receive benefits under the CIT retiree medical and life insurance plans.

Termination and Change of Control Arrangements

In the event Mr. Knittel’s employment is terminated by him for “Good Reason” or by CIT “Without Cause” (in each case, as defined in his employment agreement), Mr. Knittel generally is entitled to receive a prorated bonus, continued salary and bonus for two years, continued benefits for up to two years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Knittel’s outstanding equity compensation awards will fully vest and he generally will have two years to exercise outstanding stock options.

In the event of a termination due to death or disability, Mr. Knittel (or his estate) is entitled to a lump sum payment equal to the sum of his annual base salary, a prorated bonus payment, full accelerated vesting with respect to outstanding equity compensation awards, and amounts due under CIT’s general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Knittel is entitled to continue to accrue age and service credit through retirement for purposes of CIT’s retirement plans. In the event of a termination due to retirement, Mr. Knittel is entitled to a pro-rated bonus payment.

Change of Control

In the event of a Change of Control (as defined in Mr. Knittel’s employment agreement), the term of his employment agreement will be extended to the second anniversary of the Change of Control. In addition, should his employment be terminated “Without Cause” or by Mr. Knittel for “Good Reason” (each as defined in his employment agreement) during the two-year extension period, Mr. Knittel will receive the same severance payments and benefits described above for a termination “Without Cause” except that an amount equal to two and one-half times salary and bonus will become payable in lieu of continued salary and bonus for two years.

Restrictive Covenants

Mr. Knittel’s employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, we have entered into certain agreements and/or maintain certain plans that will require CIT to provide compensation to certain of our named executive officers in the event of a termination of employment of the named executive officer or a Change of Control of CIT. The amount of compensation payable to each named executive officer in each situation is listed in the table below, based on the assumption that the triggering event took place on December 31, 2013. Amounts are only shown for Mr. Quinlan, whose employment was terminated as of December 31, 2013, under Good Reason or Involuntary Without Cause.

Amounts shown below do not include payments and benefits to the extent they are generally provided to all U.S. employees under each situation listed including disability benefits, life insurance payable upon death during employment, retiree medical and life insurance benefits, and vested balances under the 401(k) plan. The amounts also do not include pension benefits, set forth in the 2013 Pension Plan Table, or DCP and SSP balances shown in the 2013 Nonqualified Deferred Compensation Table.

Termination Reason	Name	Severance (1)	Value of Unvested Equity-Based Awards (2)	Present Value of Incremental Pension Benefits (3)	Present Value of Incremental Health/ Welfare Benefits (4)	Total (5)
Retirement	John A. Thain	n/a	n/a	n/a	n/a	n/a
	Nelson J. Chai	n/a	n/a	n/a	n/a	n/a
	Scott T. Parker	n/a	n/a	n/a	n/a	n/a
	C. Jeffrey Knittel	$923,750	$4,344,615	n/a	n/a	$5,268,365
	Lisa K. Polsky	n/a	n/a	n/a	n/a	n/a
Good Reason or	John A. Thain	$7,009,240	$11,209,953	n/a	n/a	$18,219,193
Involuntary	Nelson J. Chai	$4,028,576	$6,092,761	n/a	n/a	$10,121,337
Without Cause	Scott T. Parker	$3,243,190	$4,728,840	n/a	n/a	$7,972,030
	C. Jeffrey Knittel	$3,771,250	$4,344,615	$847,425	$88,843	$9,052,133
	Lisa K. Polsky	$2,768,855	$3,694,906	n/a	n/a	$6,463,761
	Raymond J. Quinlan	$1,844,505	$1,845,325	n/a	n/a	$3,689,830
Death	John A. Thain	n/a	$11,209,953	n/a	n/a	$11,209,953
	Nelson J. Chai	n/a	$6,092,761	n/a	n/a	$6,092,761
	Scott T. Parker	n/a	$4,728,840	n/a	n/a	$4,728,840
	C. Jeffrey Knittel	$1,423,750	$4,344,615	n/a	$1,500,000	$7,268,365
	Lisa K. Polsky	n/a	$3,694,906	n/a	n/a	$3,694,906
Disability	John A. Thain	n/a	$11,209,953	n/a	n/a	$11,209,953
	Nelson J. Chai	n/a	$6,092,761	n/a	n/a	$6,092,761
	Scott T. Parker	n/a	$4,728,840	n/a	n/a	$4,728,840
	C. Jeffrey Knittel	$1,423,750	$4,344,615	n/a	n/a	$5,768,365
	Lisa K. Polsky	n/a	$3,694,906	n/a	n/a	$3,694,906
Change of	John A. Thain	$21,975,210	$11,209,953	n/a	n/a	$33,185,163
Control	Nelson J. Chai	$11,596,575	$6,092,761	n/a	n/a	$17,689,336
	Scott T. Parker	$9,270,995	$4,728,840	n/a	n/a	$13,999,836
	C. Jeffrey Knittel	$4,483,125	$4,344,615	$847,425	$88,843	$9,849,304
	Lisa K. Polsky	$7,734,826	$3,694,906	n/a	n/a	$11,429,732

(1)	For Mr. Knittel, represents the prorated bonus payable (cash component of his short-term incentive) pursuant to his employment agreement, plus one-times his annual base salary in the event of death or disability, plus two times his combined annual base salary plus average cash component of his short-term incentive for 2012 and 2011 in the event of a termination for “Good Reason” or “Without Cause” (each as defined in his employment agreement), or two and one-half times his combined salary plus average cash component of his short-term incentive for 2012 and 2011 in the event of his termination following a Change of Control, pursuant to terms of his employment agreement. Messrs. Thain, Chai and Parker and Ms. Polsky, and Mr. Quinlan are eligible to receive severance benefits pursuant to the CIT Employee Severance Plan, which generally covers all U.S. employees. In the event of a qualifying termination (other than following a Change of Control), Messrs. Thain, Chai and Parker and Ms. Polsky would be entitled to a severance amount equal to (1) one-time annual base salary, plus (2) a pro-rated severance bonus, plus (3) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (4) the estimated value of applicable premiums (at 102% of the applicable rate) for one year for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which amount will be increased to cover applicable taxes. In the event of a qualifying termination following a Change of Control, Messrs. Thain, Chai, Parker, and Ms. Polsky would be entitled to a severance amount equal to (1) two-times annual base salary, plus (2) a pro-rated severance bonus, plus (3) two-times his or her average two of the three highest short-term incentives for the three preceding calendar years, plus (4) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (5) the estimated value of applicable premiums (at 102% of the applicable rate) for two years for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which amount will be increased to cover applicable taxes. The amount shown for Mr. Quinlan, whose employment was terminated as of December 31, 2013, is also reported in the 2013 Summary Compensation Table and represents (1) one-times his annual base salary, plus (2) 39 days of base salary in lieu of written notice of termination from CIT, plus (3) the estimated value of applicable premiums (at 102% of the applicable rate) for one year for continued medical, vision, prescription drug and dental coverage under Company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, increased to cover applicable taxes.

(2)	Generally, represents unvested equity-based awards that are calculated based on $52.13, the closing price of our common stock on December 31, 2013. The amount shown for Mr. Thain also includes vested stock salary that remains subject to holding periods. For employees who resign and meet “retirement” criteria, or who are terminated involuntarily without Cause, awards continue to vest over time on their original schedule. In the event of death, disability or a qualifying termination following a Change of Control, awards vest immediately. The awards are subject to the clawback provisions described under the heading, “Other Features of our Compensation Program” in the Compensation Discussion and Analysis.

(3)	Amounts shown represent the present value of incremental two years age and service credit above the pension benefits set forth in the 2013 Pension Plan table, in the event of an involuntary termination of employment other than for cause, pursuant to Mr. Knittel’s employment agreement. Present values of the incremental benefits under the Executive Retirement Plan and Supplemental Retirement Plan are based on FASB ASC Topic 715 assumptions of a discount rate of 4.75%, and the Generational PPASex Distinct Annuitant table.

(4)	Includes, as applicable to Mr. Knittel pursuant to his employment agreement (a) the estimated value of medical and dental coverage premiums for individual policies to provide coverage for a period of two years; (b) the estimated cost of company provided basic group life insurance that provides one times base salary plus the cost of accidental death and dismemberment insurance that provides one times base salary (the base salary is capped at $500,000 under the plan); and (c) the estimated cost to purchase individual disability insurance policy coverage for a period of two years. In the event of death, the amount shown for Mr. Knittel represents three times annual base salary pursuant to the Executive Retirement Plan.

(5)	Mr. Knittel’s employment agreement was amended in December 2009 to remove his contractual gross-up related to any excise taxes pursuant to Section 280G of the Tax Code. Therefore, no estimate for any such gross-up calculation is included in the amounts shown in the table above.

2014 COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

Management prepared the CD&A presented in this Proxy Statement, which was reviewed by our Chief Risk Officer. The Compensation Committee has discussed and reviewed the CD&A with management and based on this discussion and review has recommended to the full Board that the CD&A be included in this Proxy Statement.

March 19, 2014	Compensation Committee Seymour Sternberg, Chair William M. Freeman John R. Ryan

2014 AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to CIT’s audited financial statements for the year ended December 31, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CIT specifically incorporates such information by reference in such filing.

Under the terms of its charter, the Audit Committee (i) monitors the quality and integrity of CIT’s financial reporting process, financial statements and systems of internal controls regarding finance and accounting, (ii) reviews CIT’s corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, and its other compliance policies, as well as with legal and regulatory requirements, (iii) monitors the qualifications, independence and performance of CIT’s internal audit function and independent registered public accounting firm, (iv) retains and determines the compensation of the independent auditors, and (v) monitors CIT’s financial, litigation and compliance risks. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Management has primary responsibility for the preparation and integrity of the financial statements and the reporting process. CIT’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee reviewed CIT’s audited financial statements and related SEC filings for the year ended December 31, 2013 and met with management and PricewaterhouseCoopers LLP (“PwC”), CIT’s independent registered public accounting firm, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC’s provision of other non-audit services to CIT is compatible with the auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

February 19, 2014	Audit Committee Marianne Miller Parrs, Chair Michael J. Embler David M. Moffett

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of thirteen directors to the Board. Proposal 2 seeks the ratification of the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm for 2014. Proposal 3 requests a non-binding advisory vote on executive compensation. Each of the proposals is discussed in more detail below.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated directors Thain, Alemany, Embler, Freeman, Moffett, Oates, Parrs, Rosenfeld, Ryan, Stamps, Sternberg, Tobin and Unger to be elected to continue to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The above named thirteen CIT directors, each of whom is listed in the table under the heading “Directors — Nominees” in this Proxy Statement and whose biographical information and qualifications are set forth immediately following such table, are nominated for election at the Annual Meeting.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the thirteen nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made and the proxy does not represent shares reflecting a “broker non-vote,” for the election of the Board’s thirteen nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board, if any, to fill the vacancy.

Vote Required

A majority of the votes cast at the Annual Meeting is required to elect directors to the Board. A nominee for director shall be elected to the Board if the votes cast FOR such nominee’s election exceed the votes cast AGAINST such nominee’s election.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as CIT’s Independent Registered Public Accounting Firm and as external auditors of CIT’s consolidated financial statements for 2014, to review management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2014, and to perform appropriate auditing services. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Board, as a matter of policy, is requesting that CIT’s stockholders ratify the appointment of PwC. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal; however, if our stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain another independent registered public accounting firm if it determines such change would be in the best interests of CIT’s stockholders.

PwC has audited our financial statements since June 2001. A member of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to stockholders’ questions.

Fees for Professional Services Paid to Auditors

The following table sets forth the aggregate fees, including out-of-pocket expenses, for professional services billed by PwC related to the years ended December 31, 2013 and December 31, 2012:

	Year ended December 31, 2013	Year ended December 31, 2012
Audit Fees (a)	$12,591,000	$13,426,000
Audit-Related Fees (b)	612,000	847,000
Tax Fees (c)	288,000	296,000
All Other Fees (d)	10,000	10,000
Total Fees	$13,501,000	$14,579,000

(a)	Audit fees include fees in connection with professional services rendered for audit of CIT’s consolidated financial statements and effectiveness of internal controls over financial reporting, limited reviews of CIT’s unaudited interim consolidated financial statements included in Forms 10-Q, and as appropriate, statutory and regulatory audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the SEC. The audit fees in the 2012 column have been updated compared to those disclosed in CIT’s 2013 proxy statement, primarily to reflect changes in services associated with subsidiary and statutory attest reporting.

(b)	Audit-related fees include fees for assurance and related services that are reasonably related to the audit or review of financial statements, including agreed upon procedures for various transactions, audits of employee benefit plans, and guidance related to emerging accounting standards.

(c)	Tax fees include fees for tax services rendered for tax return preparation, tax compliance and tax advice. The tax fees in the 2012 column have been updated compared to those disclosed in CIT’s 2013 proxy statement, primarily to reflect changes in services.

(d)	All other fees include fees for permitted services and user licenses for access to a technical reference library.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

CIT will not retain PwC for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to its Chairman the authority to authorize management to retain PwC for professional services in which the aggregate fees are expected to be less than $150,000 in any calendar quarter, subject to ratification by the Audit Committee at its next meeting. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as quantified in the table above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2013.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to ratify the appointment of PwC as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PWC AS CIT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITORS FOR 2014.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, and pursuant to CIT’s current frequency of stockholder advisory votes on executive compensation, CIT is submitting to stockholders a non-binding advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. CIT will include this non-binding advisory vote at each annual meeting of stockholders at least until the next advisory vote on the frequency of advisory votes on executive compensation which shall occur no later than our 2017 annual meeting of stockholders.

CIT has a “pay-for-performance” philosophy that forms the foundation of decisions regarding incentive compensation of CIT’s employees, including its named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to CIT’s ability to attract, retain and motivate individuals who can achieve superior long-term financial results. Please refer to the “Compensation Discussion and Analysis” section in this Proxy Statement (including the Summary Compensation Table), for a detailed discussion of the compensation of CIT’s named executive officers.

CIT strives for a high level of support from our stockholders on executive compensation. During 2013, the Compensation Committee made the following refinements to our program to further strengthen pay-for-performance and risk balancing of our incentive compensation arrangements:

1.	Implemented formulaic pool for aggregate 2013 short-term incentive, based on Pre-Tax Income;

2.	Introduced performance-based vesting as part of the equity-based component (PBRSUs) of the 2013 short-term incentive;

3.	Strengthened non-solicitation clawback provision in PBRSUs;

4.	Reduced maximum 2014 short-term incentive payout from 200% to 150%; and

5.	Updated long-term incentive metrics for 2014 (EPS and ROA) to more strongly align with our go-forward strategy.

These enhancements complement our other best practices, which are described in the Executive Summary portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Board is providing you, as a stockholder, the opportunity to endorse CIT’s compensation of its named executive officers and recommends that you approve, in an advisory vote, the following resolution:

“RESOLVED, that the compensation paid to CIT’s named executive officers, as disclosed in CIT’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon CIT; however, the Compensation Committee, which is responsible for designing and administering CIT’s executive compensation program, values the opinions of stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve, on a non-binding basis, the compensation for our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVING THE COMPENSATION OF CIT’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

OTHER BUSINESS

CIT’s management does not intend to bring any business before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders that were submitted after the deadline to submit such proposals.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2015 ANNUAL MEETING

Consistent with SEC regulations, to be eligible for inclusion in the proxy statement for CIT’s next annual meeting, stockholder proposals must be received by CIT’s Corporate Secretary at One CIT Drive, Livingston, NJ 07039, not later than December 4, 2014, which is 120 calendar days prior to the one-year anniversary of the date of the Proxy Statement was made available to our stockholders. We will determine whether or not to include any eligible stockholder proposals in the related proxy statement and proxy materials in accordance with applicable SEC regulations.

Under CIT’s By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of CIT not later than February 12, 2015 and not earlier than January 13, 2015. The notice must contain all of the information required by CIT’s By-Laws.

These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must satisfy to have a proposal included in the proxy statement under the rules of the SEC. Copies of CIT’s By-Laws are available on CIT’s website at www.cit.com or may be obtained from the Corporate Secretary.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to stockholders and their proxies. Admission to the meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Robert J. Ingato Executive Vice President General Counsel and Secretary April 3, 2014

CIT GROUP INC. ANNUAL MEETING FOR HOLDERS AS OF 3/17/14 TO BE HELD ON 5/13/14 Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.

To vote by Internet

1) Go to website www.proxyvote.com.
2) Follow the instructions provided on the website.

To vote by Telephone

1) Call 1-800-454-8683.
2) Follow the instructions.

To vote by Mail

1) Check the appropriate boxes on the voting instruction form below.
2) Sign and date the voting instruction form.
3) Return the voting instruction form in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:							M70698-P46288

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com: Notice and Proxy Statement and Annual Report

The Board of Directors recommends you vote FOR the following proposal:

1.	To elect 13 directors to serve for one year or until the next annual meeting of stockholders;					PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐

	The 13 director nominees are:		For	Against	Abstain
	1a.	John A. Thain	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
								For	Against	Abstain
	1b.	Ellen R. Alemany	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm and external auditors for 2014.	☐	☐	☐

	1c.	Michael J. Embler	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:

	1d.	William M. Freeman	☐	☐	☐	3.	To recommend, by non-binding vote, the compensation of CIT’S named executive officers.	☐	☐	☐

	1e.	David M. Moffett	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1f.	R. Brad Oates	☐	☐	☐

	1g.	Marianne Miller Parrs	☐	☐	☐

	1h.	Gerald Rosenfeld	☐	☐	☐

	1i.	John R. Ryan	☐	☐	☐

	1j.	Sheila A. Stamps	☐	☐	☐

	1k.	Seymour Sternberg	☐	☐	☐

	1l.	Peter J. Tobin	☐	☐	☐

	1m.	Laura S. Unger	☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M70697-P46379

CIT GROUP INC.

     Proxy solicited by the Board of Directors for use at the
Annual Meeting of Stockholders of CIT Group Inc. on May 13, 2014

The undersigned stockholder appoints each of Robert J. Ingato, Christopher H. Paul and James P. Shanahan, attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of CIT Group Inc. that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this Proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

(Continued and to be signed on reverse side)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time on May 12, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time on May 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M70696-P46379	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

CIT GROUP INC.
The Board of Directors recommends you vote FOR each of the nominees for Director:

1.	To elect 13 directors to serve for one year or until the next annual meeting of stockholders;

	The 13 director nominees are:		For	Against	Abstain
	1a.	John A. Thain	☐	☐	☐

	1b.	Ellen R. Alemany	☐	☐	☐				For	Against	Abstain

	1c.	Michael J. Embler	☐	☐	☐	1k.	Seymour Sternberg		☐	☐	☐

	1d.	William M. Freeman	☐	☐	☐	1l.	Peter J. Tobin		☐	☐	☐

	1e.	David M. Moffett	☐	☐	☐	1m.	Laura S. Unger		☐	☐	☐

	1f.	R. Brad Oates	☐	☐	☐	The Board of Directors recommends that you vote FOR appointing PWC CIT’s independent registered public accounting firm and auditors for 2014.

	1g.	Marianne Miller Parrs	☐	☐	☐

	1h.	Gerald Rosenfeld	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as CIT’s independent registered public accounting firm and external auditors for 2014.		☐	☐	☐

	1i.	John R. Ryan	☐	☐	☐

	1j.	Sheila A. Stamps	☐	☐	☐	The Board of Directors recommends that you vote FOR approving the compensation of CIT’s named executive officers.

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		3.	To recommend, by non-binding vote, the compensation of CIT’s named executive officers.		☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date